                                                                   Exhibit 3.141

                        REGIONAL EMERGENCY SERVICES, L.P.

              AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

                            Dated as of July 24, 1996

                                TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS......................................................    1
   1.1.    "Accountant(s)".................................................    1
   1.2.    "Act"...........................................................    1
   1.3.    "Additional Capital Contributions"..............................    1
   1.4.    "Adjusted Capital Account Balance"..............................    1
   1.5.    "Advisory Agreement.............................................    2
   1.6.    "Affiliated Person".............................................    2
   1.7.    "Agreement".....................................................    2
   1.8.    "American"......................................................    2
   1.9.    "Book Gain" or "Book Loss"......................................    2
   1.10.   "Book Value"....................................................    2
   1.11.   "Budget"........................................................    3
   1.12.   "Business Day"..................................................    3
   1.14.   "Call Option"...................................................    3
   1.15.   "Capital Account"...............................................    3
   1.16.   "Capital Contributions".........................................    3
   1.17.   "Certificate"...................................................    3
   1.18.   A "Change in Control"...........................................    3
   1.19.   "Code"..........................................................    3
   1.20.   "Committee".....................................................    3
   1.21.   "Competitive Services"..........................................    3
   1.22.   "Contribution Agreement"........................................    4
   1.23.   "Depreciation"..................................................    4
   1.24.   "Distributable Cash"............................................    4
   1.25.   "Dolphin".......................................................    5
   1.26.   "Entity"........................................................    5
   1.27.   "Excess Nonrecourse Liability"..................................    5
   1.28.   "FEP"...........................................................    5
   1.29.   "Former Partner"................................................    5
   1.30.   "FRES"..........................................................    5
   1.31.   "FRES Affiliates"...............................................    5
   1.32.   "FRES Affiliates Interest"......................................    5
   1.33.   "General Partner"...............................................    5
   1.34.   "HSR Act".......................................................    5
   1.35.   "Limited Partners...............................................    5
   1.36.   "Management Agreement"..........................................    5
   1.37.   "Manager".......................................................    5
   1.38.   "Material Adverse Change".......................................    6
   1.39.   "Measured Earnings".............................................    6
   1.40.   "Measurement Period"............................................    6
   1.41.   "Nonrecourse Debt"..............................................    6
   1.42.   "Nonrecourse Deductions"........................................    6
   1.43.   "Notice"........................................................    7
   1.44.   "Offered Interest"..............................................    7
   1.45.   "Offered Terms".................................................    7

   1.46.   "Offer Notice"..................................................    7
   1.47.   "Option Closing Date"...........................................    7
   1.48.   "Option Price"..................................................    7
   1.49.   "Original Agreement"............................................    7
   1.50.   "Partners"......................................................    8
   1.51.   "Partner Nonrecourse Debt"......................................    8
   1.52.   "Partner Nonrecourse Debt Minimum Gain".........................    8
   1.53.   "Partner Nonrecourse Deductions"................................    8
   1.54.   "Partnership"...................................................    8
   1.55.   "Partnership Minimum Gain"......................................    8
   1.56.   "Percentage Interest"...........................................    8
   1.57.   "Person"........................................................    8
   1.58.   "Principals"....................................................    8
   1.59.   "Profit" and "Loss".............................................    8
   1.60.   "Pro Forma Measured Earnings"...................................    9
   1.61.   "Pro Forma Measurement Period"..................................    9
   1.62.   "Prohibited Services"...........................................    9
   1.63.   "Proposed Purchaser"............................................   10
   1.65.   "Put Option"....................................................   10
   1.66.   "Regulatory Allocations"........................................   10
   1.67.   "Regulations"...................................................   10
   1.68.   "Representation Agreement"......................................   10
   1.69.   "Restricted Area"...............................................   10
   1.70.   "Restricted Period".............................................   10
   1.71.   "Securities Act"................................................   10
   1.72.   "Selling Partner"...............................................   10
   1.73.   "Targeted Net Earnings".........................................   10
   1.74.   "Transfer Agreement"............................................   10
   1.75.   "Undistributed Net Income"......................................   10

ARTICLE 2 ORGANIZATIONAL MATTERS...........................................   11
   2.1.    Representations and Warranties..................................   11
   2.2.    Partnership Name................................................   11
   2.3.    Principal Business Office, Registered Office and
           Registered Agent................................................   11
   2.4.    Term of Partnership.............................................   11
   2.5.    The Certificate.................................................   11
   2.6.    Purposes........................................................   12
   2.7.    Powers..........................................................   12

ARTICLE 3 CAPITALIZATION...................................................   12
   3.1.    Initial Capital Contributions...................................   12
   3.2.    Additional Capital Contributions................................   12
   3.3.    Capital Accounts................................................   12
   3.4.    Transfer of Capital Accounts....................................   13
   3.5.    Deficit Capital Accounts........................................   13
   3.6.    Prohibition on Loans by Partnership.............................   13

ARTICLE 4 ALLOCATIONS/DISTRIBUTIONS........................................   14
   4.1.    Allocation of Profit and Loss...................................   14
   4.2.    Treatment of Certain Distributions..............................   14
   4.3.    Section 754 Election............................................   14
   4.4.    Allocations for Tax and Book Purposes...........................   14
   4.5.    Certain Accounting Matters......................................   14
   4.6.    Tax Allocations: Code Section 704(c)............................   14
   4.7.    Special Allocations.............................................   15
   4.8.    Curative Allocations............................................   16
   4.9.    Distributions...................................................   16

ARTICLE 5 APPROVAL RIGHTS; COMMITTEE; RIGHTS OF LIMITED PARTNERS, ETC......   17
   5.1.    Approval Rights.................................................   17
   5.2.    Committee.......................................................   21
   5.3.    Consents and Approval by FRES Affiliates........................   21
   5.5.    Limited Liability...............................................   22
   5.6.    No Control......................................................   22

ARTICLE 6 BOOKS; REPORTS; TAX ELECTIONS; ACCOUNTS..........................   22
   6.1.    Books and Records...............................................   22
   6.2.    Required Reports................................................   22
   6.3.    Filing of Returns and Other Writings; Tax Matters Partner.......   24
   6.4.    Fiscal Year.....................................................   25
   6.5.    Bank Accounts; Investments......................................   25

ARTICLE 7 RIGHTS AND OBLIGATIONS OF GENERAL PARTNER........................   26
   7.1.    Responsibilities and Authority of the General Partner...........   26
   7.2.    Budget..........................................................   27
   7.3.    Management Agreement............................................   27
   7.4.    Reimbursement...................................................   28
   7.5.    Removal of the General Partner..................................   28

ARTICLE 8 CERTAIN COVENANTS OF THE PARTNERS................................   30
   8.1.    FRES Affiliates.................................................   30
   8.3.    No Dissolution..................................................   35
   8.4.    No Resignation..................................................   35
   8.5.    Withdrawal......................................................   35

ARTICLE 9 LIABILITY AND INDEMNIFICATION....................................   35
   9.1.    Liability of the General Partner................................   35
   9.2.    Indemnification.................................................   35

ARTICLE 10 TRANSFERS OF PARTNERSHIP INTERESTS..............................   36
   10.1.   General Limitations.............................................   36
   10.2.   Right of First Refusal..........................................   36
   10.3.   Obligations and Rights of Transferees and Assignees.............   37

   10.4.   Non-Recognition of Certain Transfers............................   37
   10.5.   Required Amendments; Continuation...............................   37

ARTICLE 11 CALL/PUT OPTIONS................................................   37
   11.1.   Call Option.....................................................   37
   11.2.   Put Option......................................................   38
   11.3.   Determination of Measured Earnings..............................   39
   11.4.   Closing.........................................................   40
   11.5.   Transferees.....................................................   42

ARTICLE 12 TERMINATION.....................................................   42
   12.1.   Events of Dissolution/Reconstitution............................   42
   12.2.   Application of Assets...........................................   43

ARTICLE 13 MISCELLANEOUS...................................................   43
   13.1.   Notices.........................................................   43
   13.2.   Word Meanings...................................................   44
   13.3.   Execution of Papers.............................................   44
   13.5.   Binding Provisions..............................................   45
   13.6.   Applicable Law..................................................   45
   13.7.   Separability of Provisions......................................   45
   13.8.   Section Titles..................................................   45
   13.9.   Further Assurances..............................................   45
   13.10.  Entire Agreement................................................   45
   13.11.  Waiver..........................................................   45
   13.12.  Amendment.......................................................   46
   13.13.  Agreement in Counterparts.......................................   46
   13.15.  Venue...........................................................   46

                             EXHIBITS AND SCHEDULES

Exhibits

Designation   Section Reference               Description
-----------   -----------------               -----------
A                     1.4         Advisory Agreement
B                     7.2         Budget
C                     7.3         Management Agreement
D                    11.1         Representation Agreement
E                    11.4         Transfer Agreement
F                    11.4         Form of Opinion of Counsel

Schedules

Designation   Section Reference               Description
-----------   -----------------               -----------
3.1              3.1, 3.3(a)      Initial Capital Contributions/Book
                                  Value and Initial Capital Accounts
5.1                 5.1(a)        Key Persons
8.2                 8.2(b)        Certain Employees

                        REGIONAL EMERGENCY SERVICES, L.P.

              AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

     THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Regional Emergency Services, L.P. is dated as of July 24, 1996 by and between Florida Emergency Partners, Inc., a Texas corporation ("FEP"), American Medical Response Management, Inc., a Delaware corporation ("AMRM"), Dolphin Leasing, Ltd., a Texas limited partnership ("Dolphin"), and each other person who is admitted as a partner herein.

                                    RECITALS

     1. FEP, Dolphin and Florida Regional Emergency Services, Inc., a Florida corporation ("FRES") formed a limited partnership (the "Partnership") pursuant to the provisions of Chapter 17 of Title 6 of the Delaware Code Annotated (the "Act") and entered into the Agreement of Limited Partnership dated as of June 18, 1996 (the "Original Agreement").

     2. FRES transferred all of its interest in the Partnership to AMRM and AMRM was admitted as a limited partner to the Partnership and FRES withdrew as a limited partner of the Partnership.

     3. The Partners desire to continue the Partnership and to amend and restate the Original Agreement to read in its entirety as set forth herein.

     4. In consideration for entering into this Agreement and the Contribution Agreement (as hereinafter defined) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AMRM desires to grant the Put Option (as hereinafter defined) to Dolphin and FEP, and Dolphin and FEP desire to grant to AMRM the Call Option (as hereinafter defined).

     The parties agree that effective as of the date hereof this Agreement amends and restates in its entirety the Original Agreement.

                                    ARTICLE 1

                                   DEFINITIONS

     Certain capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

     1.1 "Accountant(s)" shall mean such firm of independent certified public accountants as may be engaged from time to time by the General Partner subject to the prior approval of each Limited Partner.

     1.2 "Act" shall have the meaning set forth in the recitals to this Agreement.

     1.3 "Additional Capital Contributions" shall have the meaning set forth in
Section 3.2.

     1.4 "Adjusted Capital Account Balance" shall mean, with respect to any Partner, the balance in such Partner's Capital Account after giving effect to the following adjustments:

          (a) credit to such Capital Account such Partner's share of Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain or any amount which such Partner would be required to restore under this Agreement or otherwise; and

          (b) debit to such Capital Account the items described in Regulations
     Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

     The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     1.5 "Advisory Agreement" shall mean the Advisory Agreement dated as of July 24, 1996, as from time to time in effect, between American Medical Response of Colorado, Inc. and the Partnership, attached hereto as Exhibit A.

     1.6 "Affiliated Person" shall mean, with respect to any Person, any other Person controlling or controlled by or under common control with such Person. For purposes of this definition, the term "control" when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

     1.7 "Agreement" shall mean this Amended and Restated Agreement of Limited Partnership, as it may be amended, restated or supplemented from time to time.

     1.8 "American" shall mean American Medical Response, Inc., a Delaware corporation.

     1.9 "Book Gain" or "Book Loss" shall mean the gain or loss recognized by the Partnership for book purposes in any fiscal year or other period by reason of the sale, exchange or other disposition of any Partnership asset. Such Book Gain or Book Loss shall be computed by reference to the Book Value of such asset as of the date of such sale, exchange or other disposition, rather than by reference to the tax basis of such asset as of such date, and each and every reference herein to "gain" or "loss" shall be deemed to refer to Book Gain or Book Loss, rather than to tax gain or tax loss.

     1.10 "Book Value" of an asset shall mean, as of any particular date, the value at which the asset is properly reflected on the books and records of the Partnership as of such date. The initial Book Value of each asset shall be its cost, unless such asset was contributed to the Partnership by a Partner, in which case the initial Book Value shall be the fair market value of such Asset as stated or referred to in Section 3.1 (or, if no such value is stated or referred to in Section 3.1, as otherwise reasonably determined by the General Partner), and such Book Value shall thereafter be adjusted for Depreciation with respect to such asset rather than for the cost recovery deductions to which the Partnership is entitled for income tax purposes with respect thereto. The Book Values of all Partnership assets shall be adjusted to equal their respective fair market values, as reasonably determined by the General Partner, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis additional Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets, including money, if, as a result of such distribution, such Partner's interest in the Partnership is reduced; and
(iii) the termination of the Partnership for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code.

     1.11 "Budget" shall have the meaning set forth in Section 7.2.

     1.12 "Business Day" shall mean any day except a Saturday, Sunday or other day which is a legal holiday or a day on which banking institutions are authorized by law or executive action to close in New York, New York.

     1.13 "Call Notice" shall have the meaning set forth in Section 11.1.

     1.14 "Call Option" shall have the meaning set forth in Section 11.1.

     1.15 "Capital Account" shall have the meaning set forth in Section 3.3.

     1.16 "Capital Contributions" shall mean the total amount of cash and other property contributed to the Partnership by the Partners or its predecessor in interest as described in Section 3.1 or contributed to the Partnership pursuant to Section 3.2.

     1.17 "Certificate" shall mean the Certificate of Limited Partnership of the Partnership as provided for under the Act, as originally filed with the office of the Secretary of State of the State of Delaware, as in effect from time to time.

     1.18 A "Change in Control" shall be deemed to have occurred if all of the following conditions are satisfied: (i) any Persons acting alone or together that would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as then in effect, shall acquire beneficial ownership (as defined in Rule 13d-3 under such act) of more than 50% of the total voting power of all classes of capital stock of American entitled to vote generally in the election of the Board of Directors of American or if another entity merges with and into American and immediately after such merger, the stockholders of American immediately prior to such merger hold less than 50% of the outstanding capital stock of the surviving corporation immediately after such merger, (ii) individuals who, immediately prior to such acquisition or merger, constituted the Board of Directors of American (the "Incumbent Board"), or individuals whose election or nomination to such Board of Directors was approved by a majority of the Incumbent Board (other than in the case of a merger, individuals whose election or nomination to such Board of Directors was approved in connection with such merger), cease to constitute at least a majority of the Board of Directors of American immediately following such acquisition or merger and (iii) if such change in the composition of the Board of Directors of American is reasonably likely to result in a material decrease in the amount of Measured Earnings.

     1.19 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any subsequent federal law of similar import, and, to the extent applicable, any Regulations promulgated thereunder.

     1.20 "Committee" shall have the meaning set forth in Section 5.2.

     1.21 "Competitive Services" means management services provided to a hospital to manage its ambulance business pursuant to an agreement whereby the manager manages the day-to-day operations of the ambulance business of the hospital, including providing communication and dispatching services, supervising repair and maintenance of vehicles, providing customer service, accounting, billing and collection services, procuring facilities and equipment and administering personnel policies of the hospital with respect to employees of such hospital, and such hospital is the employer of the non-supervisory personnel of such ambulance business.

     1.22 "Contribution Agreement" shall mean, the Contribution and Sale Agreement dated as of July 24, 1996 among the Partnership, FRES, FEP, the Principals, Dolphin, AMRM and American.

     1.23 "Depreciation" shall mean for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the General Partner.

     1.24 "Distributable Cash" shall mean, with respect to any fiscal quarter or other period, the total of (a) all cash revenues and funds received by the Partnership (other than funds received as Capital Contributions and other funds received from third party lenders unless the lender of such funds and the Partners intend that such funds be distributed to the Partners), plus (b) without duplication, any funds budgeted for Partnership expenses in prior periods to the extent such funds exceed the actual cost of such expenses minus
(c) the sum of the following

               (i) all sums paid to lenders to the Partnership during such fiscal quarter or other period,

               (ii) all cash disbursements for operating expenses and capital expenditures and all other disbursements made by the Partnership during such fiscal quarter or other period;

               (iii) to the extent not included in clause (ii), the management fee and all expenses payable by the Partnership with respect to such fiscal quarter or other period pursuant to the Management Agreement, as from time to time in effect, or pursuant to the approval of each Partner;

               (iv) to the extent not included in clause (ii), the advisory fee and all expenses payable by the Partnership with respect to such fiscal quarter or other period pursuant to the Advisory Agreement, as from time to time in effect, or pursuant to the approval of each Partner;

               (v) to the extent not included in clause (ii), all expenses payable by the Partnership to the General Partner with respect to such fiscal quarter or other period pursuant to Section 7.4, or pursuant to the approval of each Partner;

               (vi) payments made in respect of settlement of litigation or payment of judgments; and

               (vii) amounts set aside for reserves contained in the budget to provide for expenses for working capital and for contingent or unforeseen liabilities as required by Section 7.2.

     Distributable Cash shall be determined separately for each fiscal quarter or other period, and shall not be cumulative.

     1.25 "Dolphin" shall have the meaning set forth in the first paragraph of this Agreement

     1.26 "Entity" shall mean any general partnership, limited partnership, corporation, joint venture, limited liability company, trust, business trust, cooperative, association, county, political subdivision or other governmental authority.

     1.27 "Excess Nonrecourse Liability" shall mean an "excess nonrecourse liability" within the meaning of Section 1.752-3(a)(3) of the Regulations.

     1.28 "FEP" shall have the meaning set forth in the first paragraph of this Agreement.

     1.29 "Former Partner" shall mean any Person who withdraws or is removed as a partner of the Partnership.

     1.30 "FRES" shall have the meaning set forth in the recitals to this Agreement.

     1.31 "FRES Affiliates" shall mean FEP, FRES, Dolphin, each of the Principals and each Affiliated Person of any such Person but in no event shall include American, AMRM, the Partnership or any individual other than the Principals.

     1.32 "FRES Affiliates Interest" shall have the meaning set forth in Section 11.1.

     1.33 "General Partner" shall mean FEP and any Person who becomes a General Partner of the Partnership as provided herein, in each case in such Person's capacity as the general partner of the Partnership.

     1.34 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.35 "Limited Partners" shall mean AMRM and Dolphin, together with any other Person who becomes a Limited Partner of the Partnership as provided herein and is listed as a Limited Partner in the books and records of the Partnership, in each case in such Person's capacity as a Limited Partner of the Partnership.

     1.36 "Management Agreement" shall have the meaning set forth in Section
7.3.

     1.37 "Manager" shall have the meaning set forth in Section 7.3.

     1.38 "Material Adverse Change" shall mean:

          (a) if the Put Option is exercised and an event described in Section 11.2(c) has occurred (whether before or after October 1, 2001 within the 90-day period prior to the exercise of the Put Option if the Put Option is exercised pursuant to clauses (i) or (ii) of Section 11.2(c) or within the 30-day period prior to the exercise of the Put Option if the Put Option is exercised pursuant to clause (iii) of Section 11.2(c)), any change, effect, or circumstance that, when taken together with all other changes, effects or circumstances would have, or would have reasonably been likely to have, resulted in a 30% decrease in total revenues of the Partnership, or a 20% decrease in net income of the Partnership, during the Measurement Period calculated if all such changes, effects or circumstances had occurred during the Measurement Period; and

          (b) otherwise, any change, effect, or circumstance that, when taken together with all other changes, effects or circumstances would have, or would have reasonably been likely to have, resulted in a 10% decrease in total revenues of the Partnership, or a 15% decrease in net income of the Partnership, during the Measurement Period calculated if all such changes, effects or circumstances had occurred during the Measurement Period.

     1.39 "Measured Earnings" means, for any Measurement Period, (a) the net income of the Partnership for such Measurement Period, determined in accordance with generally accepted accounting principles applied on a consistent basis with prior periods before deduction for federal, state and local income taxes and franchise taxes based on the income of the Partnership (but excluding (i) all extraordinary or nonrecurring gains and other extraordinary or nonrecurring items of income, (ii) all extraordinary or nonrecurring losses, provided that such losses will not result in a decrease in future net income of the Partnership, (iii) the write-up or write-down of any asset of any Person acquired by the Partnership during the Measurement Period) and (iv) the net income of each Person acquired by the Partnership during the Measurement Period plus (b) the annualized net income of each Person acquired by the Partnership during the Measurement Period determined based on the net earnings of such Person since the date of acquisition by the Partnership determined in accordance with generally accepted accounting principles applied on a consistent basis before deduction for federal, state and local income taxes and franchise taxes (but excluding (i) all extraordinary or nonrecurring gains and other extraordinary or nonrecurring items of income, (ii) all extraordinary or nonrecurring losses, provided that such losses will not result in a decrease in future net income of the Partnership and (iii) the write-up or write-down of any asset).

     1.40 "Measurement Period," shall mean (a) with respect to the exercise of the Call Option, the 12-month period ending on the last day of the most recent calendar month which is not less than 30 days prior to the date of the Call Notice and (b) with respect to the exercise of the Put Option, the 12-month period ending on the last day of the most recent calendar month which is not less than 30 days prior to the date of the Put Notice.

     1.41 "Nonrecourse Debt" shall mean any Partnership liability to the extent that no Partner or related person bears the economic risk of loss for such liability under Regulations Section 1.752-2.

     1.42 "Nonrecourse Deductions" shall have the meaning set forth in Regulations Section 1.704-2(b)(1).

     1.43 "Notice" shall have the meaning set forth in Section 13.1.

     1.44 "Offered Interest" shall have the meaning set forth in Section 10.2.

     1.45 "Offered Terms" shall have the meaning set forth in Section 10.2(a).

     1.46 "Offer Notice" shall have the meaning set forth in Section 10.2(a).

     1.47 "Option Closing Date" shall have the meaning set forth in Section 11.4(a).

     1.48 "Option Price" shall mean:

          (a) if the Call Option is exercised pursuant to clause (a) of Section 11.1, the sum of (i) the product of 50% of Measured Earnings for the Measurement Period multiplied by 5 plus (ii) if the amount of Measured Earnings for the Measurement Period exceeds $5,810,000, $1,500,000 plus
     (iii) the amount of Undistributed Net Income;

          (b) if the Call Option is exercised pursuant to clauses (c) or (d) of
     Section 11.1, the sum of (i) the product of 50% of Pro Forma Measured Earnings for the Pro Forma Measurement Period multiplied by 4.5 plus (ii) if the amount of Pro Forma Measured Earnings for the Pro Forma Measurement Period exceeds the Targeted Net Earnings for the Pro Forma Measurement Period, $1,500,000 plus (iii) Undistributed Net Income;

          (c) if the Put Option is exercised pursuant to clause (a) of Section
     11.2 or if the Put Option is exercised during the period after July 1, 2001 and prior to October 1, 2006, the sum of (i) the product of 50% of Measured Earnings for the Measurement Period multiplied by 4.5 plus (ii) if the amount of Measured Earnings for the Measurement Period is greater than $5,810,000, $1,500,000 plus (iii) Undistributed Net Income;

          (d) if the Call Option is exercised pursuant to clauses (b) or (e) of
     Section 11.1 prior to July 1, 2001 or if the Put Option is exercised prior to July 1, 2001 pursuant to clauses (b) or (c) of Section 11.2, the sum of:
     (i) the greater of:

               (A) the product of 50% of Pro Forma Measured Earnings for the Pro Forma Measurement Period multiplied by 5 am, if the amount of Pro Forma Measured Earnings exceeds Targeted Net Earnings for the Pro Forma Measurement Period, $1,500,000; and

               (B) the product of 50% of Measured Earnings for the Measurement Period multiplied by 5 plus if the amount of Measured Earnings exceeds Targeted Net Earnings for the Measurement Period, $1,500,000;

     plus (ii) Undistributed Net Income;

provided, however, that in no event shall the Option Price exceed $50,000,000.

     1.49 "Original Agreement" shall have the meaning set forth in the recitals to this Agreement.

     1.50 "Partners" shall mean FEP, Dolphin, AMRM and any other Person who becomes a partner as provided herein, in such Person's capacity as a partner of the Partnership, but shall exclude Former Partners.

     1.51 "Partner Nonrecourse Debt" shall mean any Partnership liability to the extent such liability is nonrecourse for purposes of Regulations Section 1.1001-2, and a Partner (or related person within the meaning of Regulation
Section 1.752-4(b)) bears the economic risk of loss with respect to such liability under Regulations Section 1.752-2 because, for example, the Partner or related person is a creditor or guarantor with respect to such liability.

     1.52 "Partner Nonrecourse Debt Minimum Gain" shall have the meaning set forth in Regulation Section 1.704-2(i)(2), and, as provided therein, shall generally be the amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Debt.

     1.53 "Partner Nonrecourse Deductions" shall have the meaning, and shall be determined in the manner, set forth in Regulations Section 1.704-2(i)(1).

     1.54 "Partnership" shall mean the limited partnership formed under this Agreement, as such limited partnership may from time to time be constituted.

     1.55 "Partnership Minimum Gain" shall have the meaning set forth in Regulations Section 1.704-2(b)(2), and, as provided therein, shall generally be determined by computing, for each Nonrecourse Debt of the Partnership, any Profit the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separate amounts of Profit so computed.

     1.56 "Percentage Interest" shall mean, with respect to the General Partner, 1.0%, with respect to Dolphin, 49.1 % and with respect to AMRM 49.9%, in each case as the same may be adjusted from time to time by reason of any transfer of an interest in the Partnership or the admission of a new Partner in accordance with the terms of this Agreement.

     1.57 "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity where the context so admits.

     1.58 "Principals" shall mean Zebulon Osborne, Seth Ellis and William
Compton.

     1.59 "Profit" and "Loss" shall mean, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

               (i) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this provision shall be added to such taxable income or loss;

               (ii) any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profit or Loss pursuant to this provision, shall be subtracted from such taxable income or loss;

               (iii) Book Gain or Book Loss from the sale or other disposition of any asset of the Partnership shall be taken into account in lieu of any tax gain or tax loss recognized by the Partnership by reason of such sale or other disposition;

               (iv) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed as provided in this Agreement; and

               (v) any items which are specially allocated pursuant to Sections
     4.7 or 4.8 shall not be taken into account in computing Profit or Loss.

     If the Partnership's taxable income or loss for such fiscal year or other period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Partnership's Profit for such fiscal year or other period; and if negative, such amount shall be the Partnership's Loss for such fiscal year or other period.

     If the Book Value of the assets is adjusted pursuant to the last sentence of the definition of Book Value, the amount of such adjustment shall be included in computing Profit or Loss. If any Partnership asset is distributed in kind (whether in connection with the liquidation of the Partnership or otherwise), the Partnership shall be deemed to have realized Profit or Loss thereon in the same manner as if the Partnership had sold such asset for an amount equal to its fair market value on the date of distribution, as determined by the General Partner.

     1.60 "Pro Forma Measured Earnings" means, for any Pro Forma Measurement Period, the projected net income of the Partnership for such Pro Forma Measurement Period, determined in accordance with generally accepted accounting principles applied on a consistent basis with prior periods before deduction for federal, state and local income taxes and franchise taxes based on the income of the Partnership (but excluding (a) all extraordinary or nonrecurring gains and other extraordinary or nonrecurring items of income, (b) all extraordinary or nonrecurring items of loss, provided that such losses will not result in a decrease in future net income of the Partnership and (c) the write-up or write-down of any asset), as approved by all of the Partners.

     1.61 "Pro Forma Measurement Period" shall mean, if applicable, the 12-month period beginning on the first day of the calendar month immediately following the date of the Call Notice or the Put Notice, as the case may be.

     1.62 "Prohibited Services" shall mean (i) any Competitive Service, (ii) managing ambulance services, medical transportation services, or transportation services to the disabled, (iii) providing ambulance services, medical transportation services or transportation services to the disabled, (iv) during the period that any FRES Affiliate is a partner of the Partnership, any business or activity that competes with the Partnership and (v) during the Restricted Period, any business or activity that would be competitive with the Partnership at the time all FRES Affiliates ceased to be Partners.

     1.63 "Proposed Purchaser" shall have the meaning set forth in Section 10.2(a).

     1.64 "Put Notice" shall have the meaning set forth in Section 11.2.

     1.65 "Put Option" shall have the meaning set forth in Section 11.2.

     1.66 "Regulatory Allocations" shall have the meaning given such term in
Section 4.8.

     1.67 "Regulations" shall mean the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations, and all references to temporary Regulations shall be deemed also to refer to any corresponding provisions of final Regulations.

     1.68 "Representation Agreement" is deemed in Section 11.1.

     1.69 "Restricted Area" shall mean within 100 hundred miles of any area in which the Partnership or American or any of its Affiliated Persons provides services or conducts business at such time as all FRES Affiliates ceased to be Partners.

     1.70 "Restricted Period" shall mean the five year period following the first date on which no FRES Affiliate is a Partner (regardless of the reason why no FRES Affiliate is a Partner).

     1.71 "Securities Act" shall have the meaning set forth in Section 2.1(b).

     1.72 "Selling Partner" shall have the meaning set forth in Section 10.2.

     1.73 "Targeted Net Earnings" shall mean for any Measurement Period or Pro Forma Measurement Period, the amount of Measured Earnings or Pro Forma Measured Earnings that the Partnership would have for such period if (i) Measured Earnings for the Partnership were $2,800,000 for the fiscal year ending December 31, 1996 and (ii) there was 20% annual growth in Measured Earnings of the Partnership prorated evenly over each fiscal year of the Partnership.

     1.74 "Transfer Agreement" shall have the meaning set forth in Section 11.1.

     1.75 "Undistributed Net Income" shall mean the difference (whether positive or negative), if any, between the aggregate taxable net income of the Partnership allocated to FEP and Dolphin and the aggregate amount of Distributable Cash distributed to FEP and Dolphin.

                                    ARTICLE 2

                             ORGANIZATIONAL MATTERS

     2.1 Representations and Warranties.

     (a) Each party hereto represents and warrants that it is duly authorized to execute, deliver and perform its obligations under this Agreement, that the Person executing this Agreement on its behalf is duly authorized to do so and that this Agreement is binding upon it and enforceable against it in accordance with its terms.

     (b) Each Limited Partner acknowledges that the limited partnership interests in the Partnership have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws and may not be assigned, sold or otherwise transferred without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration. Each Limited Partner is an "accredited investor" within the meaning of Rule 501 under the Securities Act and is acquiring its limited partnership interest in the Partnership for its own account, for investment and not with a view to any resale or distribution thereof.

     2.2 Partnership Name. The name of the Partnership is "Regional Emergency Services, L.P." The business of the Partnership shall be conducted under such name. The General Partner shall be authorized to execute such assumed name certificates and other similar documents as may be necessary or advisable to enable the Partnership to conduct business under the names "Regional Emergency Services, L.P.", "Florida Regional Emergency Services, L.P." "Emergency Holdings, L.P.", and "Western Regional Emergency Services, L.P.", or such other assumed names as may be selected from time to time by the General Partner with the approval of each Limited Partner.

     2.3 Principal Business Office. Registered Office and Registered Agent. The principal business office of the Partnership will be located at c/o Florida Emergency Partners, Inc., 141 Waterman Avenue, Mount Dora, Florida 32757, or at such other location as may hereafter be determined by the General Partner, subject to the prior written approval of each of the other Partners. The registered office of the Partnership in the State of Delaware is located at 1209 Orange Street, Wilmington, County of New Castle, Delaware, and the name of its registered agent for service of process is The Corporation Trust Company. The registered office and the registered agent of the Partnership may be changed by the General Partner from time to time in accordance with the Act and any other applicable laws, subject to the prior written approval of each Limited Partner.

     2.4 Term of Partnership. The Partnership was formed on June 18, 1996 and shall continue until December 31, 2006, unless it is sooner dissolved and terminated pursuant to the provisions of Section 12.1.

     2.5 The Certificate. The General Partner has executed and filed the Certificate with the Secretary of State of the State of Delaware pursuant to the requirements of the Act. The Partners hereby agree to execute, and the General Partner agrees to file and record, all such other certificates and documents and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited partnership under the Act and under the laws of any other jurisdiction in which the Partnership may own property or conduct business; including without limitation qualification of the Partnership as a foreign limited partnership in any state in which such qualification is required.

     2.6 Purposes. The purposes of the Partnership are to provide management and related services to hospital-based ambulance services, and to engage in all actions necessary, convenient or incidental thereto.

     2.7 Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Partnership shall have the power and is hereby authorized:

          (a) to acquire, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, pledge, or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

          (b) to borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Partnership, and secure the same by mortgage, pledge or other lien on any assets of the Partnership;

          (c) to invest any funds of the Partnership pending distribution or payment of the same pursuant to the provisions of this Agreement;

          (d) to prepay in whole or in part, refinance, increase, modify or extend any indebtedness of the Partnership, and in connection therewith execute any extensions, renewals or modifications relating thereto; and

          (e) to do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or advisable with respect to the conduct of the business of the Partnership, and have and exercise all of the powers and rights conferred upon partnerships formed pursuant to the Act.

                                    ARTICLE 3

                                 CAPITALIZATION

     3.1 Initial Capital Contributions. Schedule 3.1 sets forth the initial Capital Contributions made by each Partner and the Book Value of the assets contributed by each Partner, or its predecessor in interest, to the Partnership and the initial Capital Accounts of each Partner.

     3.2 Additional Capital Contributions. The Partners shall make such additional capital contributions to the Partnership ("Additional Capital Contributions") as may be previously approved by each Partner. No Partner shall be entitled or required to make any capital contributions to the Partnership other than under Section 3.1 or this
Section 3.2.

     3.3 Capital Accounts. A separate capital account (a "Capital Account") shall be established and maintained for each Partner, including any additional Partner who shall hereafter acquire an interest in the Partnership, in accordance with the following provisions:

          (a) Each Partner's initial Capital Account is described on Schedule 1.

          (b) To each Partner's Capital Account there shall be credited the amount of cash and the fair market value of any other property actually contributed to the Partnership by such Partner in accordance with Section 3.2, the amount of Distributable Cash recontributed by the Partners to the Partnership pursuant to Section 4.9 if such Partner's Capital Account was previously debited by such amount, such Partner's allocable share of Profit and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Sections 4.7 or 4.8 hereof.

          (c) To each Partner's Capital Account there shall be debited the amount of cash and the fair market value of any Partnership property distributed to such Partner in its capacity as a Partner pursuant to this Agreement, such Partner's allocable share of Loss, the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership, and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Sections 4.7 or 4.8 hereof.

          (d) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

          (e) A Partner shall not be entitled to withdraw any part of the Capital Account of such Partner or to receive any distributions from the Partnership except as provided in Section 4.9; nor shall a Partner be entitled or required to make any loan or Capital Contribution to the Partnership other than as expressly provided herein. No loan made to the Partnership by any Partner shall constitute a Capital Contribution to the Partnership for any purpose.

          (f) Except as expressly required by this Agreement or the Act, no Partner shall have any liability for the return of the Capital Contribution of any other Partner.

     3.4 Transfer of Capital Accounts. In the event all or any portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest in the Partnership, and reference in this Agreement to a Capital Contribution of or an allocation or distribution to a Partner who is a transferee shall include a Capital Contribution of or allocation or distribution previously made to its transferor Partner on account of the transferred Partnership interest.

     3.5 Deficit Capital Accounts. No Partner with a deficit in its Capital Account shall be obligated to restore such deficit balance or make a Capital Contribution to the Partnership solely by reason of such deficit.

     3.6 Prohibition on Loans by Partnership. In no event shall the Partnership, directly or indirectly, make any form of loan or advance to or directly or indirectly guaranty or secure the obligations of any Partner or any Affiliated Person of any Partner.

                                    ARTICLE 4

                            ALLOCATIONS/DISTRIBUTIONS

     4.1 Allocation of Profit and Loss. After giving effect to the special allocations set forth in Section 4.7, and taking into account any curative allocations in Section 4.8, Profit and Loss of the Partnership for each fiscal year or other period shall be allocated among the Partners in accordance with their respective Percentage Interests.

     4.2 Treatment of Certain Distributions. [Reserved.]

     4.3 Section 754 Election. The Partnership shall elect, pursuant to Section 754 of the Code, to adjust the basis of Partnership property as permitted and provided in Sections 734 and 743 of the Code. Such election shall be effective solely for federal (and, if applicable, state and local) income tax purposes and shall not result in any adjustment to the Book Value of any Partnership asset or to the Partners' Capital Accounts (except as provided in Regulations Section 1.704-1(b)(2)(iv)(m)) or in the determination or allocation of Profit or Loss for purposes other than such tax purposes.

     4.4 Allocations for Tax and Book Purposes. Except as otherwise provided herein, any allocation to a Partner for a fiscal year or other period of a portion of the Profit or Loss, or of a specially allocated item, shall be determined to be an allocation to that Partner of the same proportionate part of each item of income, gain, loss, deduction or credit, as the case may be, as is earned, realized or available by or to the Partnership for federal tax purposes.

     4.5 Certain Accounting Matters. For purposes of determining the Profit, Loss or any other items allocable to any period, Profit, Loss and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

     4.6 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value at the time of contribution. In the event that the Book Value of any Partnership Asset is subsequently adjusted in accordance with the last sentence of the definition of Book Value, any allocation of income, gain, loss and deduction with respect to such Asset shall thereafter take account of any variation between the adjusted tax basis of the Asset to the Partnership and its Book Value in the same manner as under Section 704(c) of the Code and any Regulations promulgated thereunder.

Any elections or other decisions relating to such allocations shall be made by the unanimous approval of the Partners in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profit, Loss or distributions pursuant to any provision of this Agreement.

     4.7 Special Allocations.

     (a) Qualified Income Offset. If any Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) in any fiscal year or other period which would cause such Partner to have a deficit Adjusted Capital Account Balance as of the end of such fiscal year or other period, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit Adjusted Capital Account Balance of such Partner as quickly as possible. This Section 4.7(a) is intended to comply with the qualified income offset provision in Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith.

     (b) Gross Income Allocation. If any Partner would otherwise have a deficit Adjusted Capital Account Balance as of the last day of any fiscal year or other period, items of income and gain of the Partnership shall be specially allocated to such Partner (in the manner specified in Section 4.7(a) hereof) so as to eliminate such deficit as quickly as possible.

     (c) Partnership Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during a Partnership fiscal year or other period, each Partner shall be allocated items of Partnership income and gain for such fiscal year or other period (and, if necessary, for subsequent fiscal years or periods) in proportion to, and to the extent of, such Partner's share of such net decrease, except to the extent such allocation would not be required by Regulations Section 1.704-2(f). The amounts referred to in this Section 4.7(c) and the items to be so allocated shall be determined in accordance with Regulations Section 1.704-2. This Section 4.7(c) is intended to constitute a "minimum gain chargeback" provision as described in Regulations Section 1.704-2(f), and shall be interpreted consistently therewith.

     (d) Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during a Partnership fiscal year or other period, each Partner shall be allocated items of Partnership income and gain for such fiscal year or other period (and, if necessary, for subsequent fiscal years or periods) equal to such Partner's share of such net decrease, except to the extent such allocation would not be required by Regulations Section 1.704-2(i)(4). The amounts referred to in this Section 4.7(d) and the items to be so allocated shall be determined in accordance with Regulations Section 1.704-2. This Section 4.7(d) is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4), and shall be interpreted consistently therewith.

     (e) Limitation on Loss Allocations. With respect to any Partner, notwithstanding the provisions of Section 4.1, the amount of Loss for any fiscal year or other period that would otherwise be allocated to a Partner under Section 4.1 shall not cause or increase a deficit Adjusted Capital Account Balance. Any Loss in excess of the limitation set forth in this Section 4.7(e) shall be allocated among the Partners, pro rata, to the extent each, respectively, is liable or exposed with respect to any debt or other obligations of the Partnership.

     (f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partners who bear the economic risk of loss for the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, as provided in Regulations
Section 1.704-2(i)(1).

     (g) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be allocated to the Partners in accordance with their respective Percentage Interests.

     (h) Excess Nonrecourse Liabilities. Nonrecourse Debts of the Partnership which constitute Excess Nonrecourse Liabilities shall be allocated among the Partners in accordance with their respective Percentage Interests.

     (j) Ordering Rules. Anything contained in this Agreement to the contrary notwithstanding, allocations for any fiscal year or other period of Nonrecourse Deductions or Partner Nonrecourse Deductions, or of items required to be allocated pursuant to the minimum gain chargeback requirements contained in
Section 4.7(c) and Section 4.7(d) hereof, shall be made before any other allocations hereunder.

     4.8 Curative Allocations. The allocations set forth in Section 4.7 (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Profit and Loss or make Partnership distributions. Accordingly, notwithstanding the other provisions of this Article 4, but subject to the Regulatory Allocations, the General Partner is hereby directed to reallocate items of income, gain, deduction and loss among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby to cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Partners anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Partner is zero. In addition, if in any fiscal year or other period there is a decrease in Partnership Minimum Gain, or in Partner Nonrecourse Debt Minimum Gain, and application of the minimum gain chargeback requirements contained in Section 4.7(c) or Section 4.7(d) would cause a distortion in the economic arrangement among the Partners, the General Partner may, if the General Partner does not expect that the Partnership will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirements.

     4.9 Distributions.

     (a) All Distributable Cash received by the Partnership, if any, attributable to each fiscal quarter of the Partnership and distributable other than in connection with the liquidation of the Partnership shall be distributed to the Partners in accordance with their respective Percentage Interests as provided in this Section 4.9(a). The General Partner shall make distributions of Distributable Cash under this Section 4.9(a) within 60 days after the end of each fiscal quarter of each fiscal year (but not before the delivery of financial statements for each month of such fiscal quarter pursuant to Section 6.2(a)) on the basis of estimated Distributable Cash for such fiscal quarter, after taking into account any remaining discrepancy between actual and estimated Distributable Cash for any preceding fiscal quarter. Within 30 days following final determination of actual Distributable Cash for each fiscal year, there shall be a final distribution to the Partners to the extent that actual Distributable Cash for such fiscal year exceeds interim distributions of estimated Distributable Cash, or the Partners shall recontribute their respective shares of the excess of any interim distributions of estimated Distributable Cash over the actual Distributable Cash for such fiscal year.

     (b) Net proceeds derived from any transaction involving the sale or other disposition of all or substantially all of the assets of the Partnership, together with any Distributable Cash during the period of winding up of the Partnership and any other assets of the Partnership, shall be applied and distributed in the following order of priority:

               (i) first, to the payment of any debts and liabilities of the Partnership;

               (ii) second, to the setting up of reserves (the amount of which shall be subject to the approval of each Partner) to provide for any contingent, conditional or unmatured liabilities or obligations of the Partnership;

               (iii) third, to the Partners in payment of any loans made by the Partners to the Partnership not in violation of this Agreement in proportion to the outstanding balances of such loans; and

               (iv) fourth, to the Partners in accordance with their respective Capital Account balances.

     All payments under this Section 4.9(b) shall be made as soon as reasonably practicable and in any event by the end of the fiscal year in which such liquidation or winding up occurs, or, if later, within 90 days after the date of such liquidation or the date such winding up occurs.

     (c) Except as may be otherwise required by law, no distribution of property in kind by the Partnership shall be permitted without the prior written consent of all of the Partners.

                                    ARTICLE 5

          APPROVAL RIGHTS: COMMITTEE; RIGHTS OF LIMITED PARTNERS, ETC.

     5.1 Approval Rights.

     (a) In addition to the other approval rights specifically set forth in this Agreement, the following matters shall be subject to the prior written approval of each Limited Partner:

               (i) the Budget, including quarterly updates thereto, provided to the Partners in accordance with Section 7.2, any modifications of or amendments thereto and any deviations therefrom;

               (ii) any borrowing in excess of the specific amount of borrowing set forth in, or not reflected in, the Budget as updated from time to time, and, in any event, any borrowing which, exceeds $250,000;

               (iii) any expenditure in excess of the specific amount set forth in, or not reflected in, the Budget as updated from time to time, the incurrence of any liability not set forth in the Budget as updated from time to time and, in any event, any capital expenditure which exceeds $250,000;

               (iv) the incurrence of any mortgage, pledge, lien, charge, security interest or other encumbrance of any kind upon any of the property or assets of the Partnership except for: (a) statutory landlord liens, (B) nonconsensual liens arising by operation of law; (C) liens for current taxes, assessments or governmental charges or levies on property not yet due; and (D) liens not incurred in connection with any borrowings which could not materially impair the use of any property or assets of the Partnership or materially detract from the value of such property;

               (v) except as otherwise provided in Sections 7.5, 10.1 or 11, the admission of any additional or substitute Partner to the Partnership;

               (vi) except as otherwise provided in Sections 7.5, 10.1 or 11, the withdrawal or removal of any Partner;

               (vii) the appointment of any Person to any position listed on
     Schedule 5.1, or any position with similar duties or responsibilities, and any change in the salary, bonus or other compensation paid to any Person in any such position;

               (viii) any (A) agreement of the Partnership from which the Partnership is expected to derive annual revenues in excess of $1,000,000,
     (B) agreement of the Partnership to provide services in any area in which American or any of its subsidiaries then provides services, (C) agreement of the Partnership to provide service to any Person to whom American or any of its subsidiaries provides services or with whom American or any of its subsidiaries has a relationship, (D) amendment to or waiver under any such agreement described in clauses (A), (B) or (C) of this Section (a)(viii) and any modification, renewal or extension thereof, and (D) agreement with any other governmental authority, government, county or other political subdivision entered into, or negotiated by, the Partnership on behalf of any hospital to provide emergency ambulance services in any county, or other geographic area, in which the Partnership does not then provide any services and any amendment to, waiver under, and any modification, renewal or extension thereof entered into, or negotiated by, the Partnership on behalf of such hospital;

               (ix) any modification of, waiver under or amendment to the Management Agreement or the Advisory Agreement, any extension or renewal of the Management Agreement or the Advisory Agreement and any new management or advisory agreement, except that any new management agreement entered into with a new manager pursuant to Section 7.5 shall not require the approval of any Partner other than AMRM provided that the terms and conditions of such management agreement relating to the responsibilities, obligations and compensation of the Manager are substantially the same as those set forth in the Management Agreement, as in effect immediately prior to the termination of the Manager;

               (x) except as specifically set forth in the Contribution Agreement, the Management Agreement or in the Advisory Agreement, any transaction between the Partnership and any Partner or any Affiliated Person of any Partner;

               (xi) any reimbursement by the Partnership pursuant to Section 7.4 hereof of out-of-pocket expenses incurred by the General Partner, any reimbursement by the Partnership of any out-of-pocket expenses of the advisor under the Advisory Agreement, and any reimbursement by the Partnership of any out-of-pocket expenses of the Manager under the Management Agreement in each case, to the extent such expenses are not included in the Budget as updated from time to time;

               (xii) any requirement pursuant to Section 3.2 hereof that any Additional Capital Contribution be paid into the Partnership by the Partners;

               (xiii) any sale, transfer or other disposition of any assets of the Partnership, other than vehicles, inventory or equipment sold or otherwise disposed of in the ordinary course of business;

               (xiv) any lease or rental agreement not contemplated by the Budget or which would require aggregate payments in excess of $250,000 over the term of such lease or rental agreement and any amendment to, waiver under, and any modification, renewal or extension thereof and election by the Partnership to make any payments under the second sentence of Section 9 of the lease dated as of July 24, 1996 between the Partnership and FRES;

               (xv) any delegation by either the General Partner or the Manager of their duties or obligations under this Agreement or the Management Agreement;

               (xvi) any change in the location of the principal business office of the Partnership or in the registered office or registered agent of the Partnership;

               (xvii) any assumption or guaranty by the Partnership of the obligations of any other Person;

               (xviii) the selection of the Accountant for the Partnership;

               (xix) any settlement agreement affecting the Partnership;

               (xx) any acquisition by the Partnership of any other Person or all or significant portion of the assets of any other Person;

               (xxi) each of the matters described in Sections 2.2, 4.6. 6.3(a), 6.5, 7.5(c) and 10.1 or any other provision of this Agreement as requiring approval of each Partner;

               (xxii) any filing of any tax return by the Partnership;

               (xxiii) the dissolution of the Partnership;

               (xxiv) selection by the Partnership of any tax advisor to prepare or assist in the preparation of any tax returns of the Partnership or to provide any tax advice to the Partnership;

               (xxv) any amendment to this Agreement;

               (xxvi) any merger or consolidation of the Partnership into or with any other Person;

               (xxvii) any termination of, material amendment to, material modification of, or change in the amounts or type of coverage under, any insurance policy maintained by the Partnership pursuant to Section 6.6, and any reduction in coverage thereunder;

               (xxviii) any employee benefit plan, and any termination of, material amendment to or material modification of any employee benefit plan;

               (xxix) any challenge, or threat to challenge, directly or through a representative, the content, or the interpretation of, the report referred to in Section 13 of the Sunbelt Consent (as defined in the Contribution Agreement).

               (xxx) any significant change in the nature of the Partnership's business; and

               (xxxi) any other action requiring the approval of Limited Partners under the Act.

     (b) Manner of Consent. The General Partner shall give to each Partner a Notice requesting any approval hereunder, accompanied by a description in reasonable detail of the matters as to which such approval is requested. Each Partner shall communicate by Notice to the General Partner its approval, or nonapproval, of any matters described in the Notice requesting such approval within 15 Business Days of the date of such Notice. Any Partner not so responding shall be deemed to have given its approval of the matters contained in the Notice.

     5.2 Committee.

     (a) The Partners may establish by unanimous consent a committee (the "Committee") having such number of members as may be mutually determined by the Partners and comprised of representatives of the Partners. AMRM shall be entitled to appoint one-half of the members of the Committee, and Dolphin, for itself and on behalf of the other Limited Partners, shall be entitled to elect the remaining members (who shall be the individuals responsible for the day-to-day operations of the Partnership while FEP is the General Partner), and in each case each shall have the power to remove its representative or representative in its sole discretion. The size of the Committee shall not be increased or decreased without the unanimous consent of the Partners. Each representative on the Committee shall serve until a successor representative is appointed by the appropriate party. Representatives on the Committee may only be removed by the Partner who appoint them or by the respective transferees of such Partner.

     (b) The Committee shall hold quarterly meetings on a regular schedule which shall be agreed upon at the first meeting of the Committee, and shall hold such other meetings as any Partner may reasonably request. All or some members of the Committee may participate in a meeting of the Committee by means of a conference telephone, video or similar communications equipment by means of which all persons participating in the meeting can hear each other. The scope and detail of the issues to be discussed by the Committee shall be determined from time to time in the discretion of the Committee, and shall include such matters as any Partner may reasonably request. The General Partner shall provide such written and oral information and reports as to the operations and affairs of the Partnership as any Partner may reasonably request.

     (c) As to any matter which comes before a meeting of the Committee and which requires the approval of the Partners, any representative to the Committee appointed by each Partner shall have the power, unless the appointing Partner gives Notice to the contrary to the other Partners prior to the meeting, to give or withhold such approval on behalf of such Partner at such meeting; provided, however, that such action must be in writing and must be signed by such representative to be effective; and provide further, that the Partners shall have received a description of such matter at least 5 Business Days in advance of such meeting.

     (d) Members of the Committee shall be entitled to reimbursement from the Partnership for their reasonable travel and other reasonable out-of-pocket expenses in connection with their attendance at meetings of the Committee but shall not be entitled to any fees, remuneration or other reimbursements from the Partnership or any of the Partners. Each member of the Committee and the Partner appointing such Member shall be indemnified by the Partnership to the extent of its assets against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claim against any of them in connection with the Partnership and its affairs, provided that the same were not the result of gross negligence or wilful misconduct on the part of such member of the Committee.

     5.3 Consents and Approval by FRES Affiliates. Each FRES Affiliate who is a Partner shall be deemed to have approved or consented to any matter requiring the approval of each Partner under this Agreement if FEP, in its capacity as the General Partner, has consented to or approved such matter.

     5.4 Notice of Service Contracts. The General Partner shall provide notice to each Limited Partner at least 15 Business Days before the Partnership enters into any new service agreement, or any amendment to, modification of, waiver under, or renewal or extension of an existing service contract regardless of whether approval of the Limited Partners is required under Section 5.1, describing in reasonable detail the parties thereto and the terms thereof.

     5.5 Limited Liability. No Limited Partner shall be personally liable for any of the debts, liabilities, obligations or contracts of the Partnership, nor shall a Limited Partner be required to lend any funds to the Partnership. The Limited Partner shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to the Limited Partner, be required to make any capital contributions to the Partnership.

     5.6 No Control. The Limited Partners shall not participate in the management or control of the business of, or transact any business for, the Partnership. The Limited Partners shall have no power to sign for or bind the Partnership. The Limited Partners shall, however, have the Notice and approval rights expressly set forth in this Agreement.

                                    ARTICLE 6

                     BOOKS; REPORTS; TAX ELECTIONS; ACCOUNTS

     6.1 Books and Records. The General Partner shall keep, or cause to be kept, complete, up-to-date and accurate books of account and records of the Partnership. The books of the Partnership shall be kept on the accrual basis of accounting, and shall be maintained on the basis of generally accepted accounting principles consistently applied with prior periods, and all such books and records shall at all times be maintained or made available at the principal business office of the Partnership a current list of the full name and last known business address of each Partner, set forth in alphabetical order, copies of the Partnership's federal, state and local income tax returns and reports, if any, for the three most recent years, and copies of this Agreement and of any financial statements of the Partnership for the three most recent years, shall be maintained at the principal business office of the Partnership. All records shall be maintained by the General Partner for a period of not less 5 years after the dissolution of the Partnership.

     6.2 Required Reports.

     (a) Financial Statements and Tax Information. The General Partner shall prepare or cause to be prepared and furnish to each of the Partners:

               (i) within 60 days after the end of each fiscal year of the Partnership, a copy of the annual financial statements for such fiscal year accurately reflecting the financial condition of the Partnership and the results of the Partnership's operations, including balance sheets, statements of changes in Partners' capital, profit and loss statements and statements of changes in financial position, all prepared in accordance with generally accepted accounting principles, consistently applied and certified by the Accountants; and

               (ii) within 10 days after the end of each calendar month (other than the last), unaudited balance sheets and profit and loss statements, capital account roll-forward statements and unaudited cash flow statements accurately reflecting the operating results of the Partnership for such calendar month, certified by the General Partner to present fairly, in all material respects, the financial condition of the Partnership at the dates thereof and the results of its operations in the periods covered thereby and to be prepared in accordance with generally accepted accounting principles, consistently applied, and including an analysis of variances from the Budgets required pursuant to Section 7.2, together with information about distributions made to Partners during such month and an update of projected Distributable Cash and distributions to Partners for remainder of the then current fiscal year.

     In addition, the General Partner shall prepare or cause to be prepared (i) quarterly estimates of taxable income within thirty (30) days after the end of each calendar quarter, (ii) draft final tax basis year end financial statements and draft K-1's by May 31 of the following year and detailed supporting schedules of K-1 allocated items reported to the Partners for each scheduled K-1 line item by gross gain and income, separate from items of gross loss and deduction for that calendar quarter, in order to permit the Partners to comment thereon and (iii) final year end tax basis financial statements and K-1's by August 15 of the following year. Each K-1 line item shall be detailed by calendar quarter with items of gross gain and income separate from items of gross loss and deduction.

     All third party and out-of-pocket costs and expenses of compliance with the foregoing provisions of this Section 6.2 shall be borne by the Partnership.

     (b) Partner Access to Books and Records. Each Partner shall have the right at all reasonable times during usual business hours to audit, examine and make copies of or extracts from the books and records of the Partnership. Such right may be exercised through any agent or employee of such Partner designated by it or by a certified public accountant designated by such Partner. The Partnership shall bear all reasonable expenses incurred in any examination made for such Partner's account. Forthwith upon request, the General Partner shall also furnish to the Partners such other information bearing on the financial condition and operations of the Partnership as any Partner may from time to time reasonably propose.

     (c) Confidentiality. The Partners and each Former Partner hereby agree to consider as proprietary to the Partnership, keep confidential, and not use or disclose to any third party, any information relating to the Partnership which could, if used or so disclosed, have an adverse impact on the business of the Partnership; provided, however, that any such Person may disclose such information to any other Person and its lawyers, accountants, or agents if such Person is party to a confidentiality agreement which adequately protects the Partnership against disclosures which could adversely affect its business; and provided, further, that any such Person may disclose such information, on an "as needed" basis, (i) to such Person's lawyers, accountants or agents in connection with the ordinary conduct of such Person's business affairs or (ii) as required by law or pursuant to regulatory requests; provided, however, that prior to complying with such a regulatory request such Person shall notify the Partnership as promptly as possible and shall allow the Partnership to oppose such request. Nothing in this
Section 6.2(c) shall be construed as prohibiting any Partner from communicating general financial information concerning the operating results of the Partnership to the direct or indirect beneficial owners of interests in such Partner.

     6.3 Filing of Returns and Other Writings: Tax Matters Partner.

     (a) Tax Matters Partner. The General Partner shall cause the preparation and timely filing of all Partnership tax returns and shall, on behalf of the Partnership timely file all other writings required by any governmental authority having jurisdiction to require such filing. The General Partner shall serve as the "Tax Matters Partner" for purposes of Section 6231 of the Code. The General Partner shall give prompt Notice to each Partner upon receipt of advice that the Internal Revenue Service intends to examine or audit any partnership income tax returns of the Partnership. The Tax Matters Partner shall not, without the consent of all Partners:

               (i) agree to extend any statute of limitations with respect to the Partnership under Section 6229 of the Code;

               (ii) file a request for administrative adjustment (including a request for substituted return treatment) under Section 6227 of the Code;

               (iii) file a petition for judicial review, or any appeal with respect to any judicial determination, under Section 6226 or 6228 of the Code;

               (iv) take any action to consent to, or to refuse to consent to, a settlement reflected in a decision of a court; or

               (v) enter into any tax settlement agreement affecting the Partnership.

     The Tax Matters Partner shall promptly give Notice to the Partners of the commencement of any administrative or judicial proceedings involving the tax treatment of any items of Partnership income, loss, deduction and credit, and shall further keep the Partners fully informed of, and provide each Partner an opportunity to participate fully in, all material developments involved in such proceedings. In addition, the Tax Matters Partner shall give the Partners prompt Notice of, and provide the Partners an opportunity to participate in the preparation of any material submission to the Internal Revenue Service or to any Court in connection with any such proceedings. The Tax Matters Partner shall also give Notice to the Partners of its intention to meet with any representative of the Internal Revenue Service at least 30 days prior to such meeting (or immediately upon arranging such meeting if such meeting is arranged fewer than 30 days prior to such meeting), and shall provide each Partner and its agents, employees and accountants with an opportunity to participate in such meeting (and shall inform any Partner who does not participate in the meeting of the results of the meeting within two Business Days after such meeting). The Tax Matters Partner shall use its best efforts to inform the Partners of the contents of any material communication (oral or written) from or to the Internal Revenue Service within two Business Days of receiving or sending such communication (or on the same day, if any action is required in response to such communication within fewer than 30 days of receipt of such communication) and in any event, promptly thereafter.

     (b) Legal Uncertainties. The General Partner shall, and any Limited Partner may, inform the Partners of any material legal issues or uncertainties relating to the preparation of the Partnership's federal, state and local income tax returns. The General Partner shall submit the relevant alternatives to the Limited Partners and shall prepare the Partnership's returns in accordance with the treatment approved by all Limited Partners.

     (c) Partner Returns. Each Partner shall file tax returns consistent with the tax treatment of the Partnership's tax returns, which tax treatment shall be established by agreement among all of the Partners prior to the filing of the first required Partnership tax return.

     6.4 Fiscal Year. The fiscal year of the Partnership shall end on December 31 of each year.

     6.5 Bank Accounts: Investments.

     (a) Bank Accounts. The bank accounts of the Partnership shall be maintained in such commercial banks or trust companies organized and existing under the laws of the United States of America or of any state and meeting the requirements referred to in clause (iii) of Section 6.5(b) as the General Partner shall from time to time determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may from time to time determine; provided, however, that any withdrawal in excess of $100,000 shall require the written approval of each Partner and any withdrawal in excess of $50,000 shall require the signature of two signatories, both of whom may be employees of the Partnership or officers or employees of the Manager. There shall be no commingling of Partnership funds or assets with the funds or assets of any other Person. The General Partner shall notify the Limited Partners of the location of each bank account.

     (b) Allowable Investments. The Partnership shall from time to time invest funds not required currently for its operations or for distribution to the Partners in (i) short term marketable direct obligations of the United States of America or any of its agencies, (ii) short term marketable obligations fully guaranteed by the United States of America or any of its agencies, or (iii) overnight demand deposits issued by commercial banks the commercial paper and/or long-term unsecured debt obligations of which are rated not less than "A" by Fitch Investors Service, Inc. and Standard & Poor's Corporation.

     6.6 Insurance. Unless otherwise consented to by each of the Partners, the Partnership will maintain either directly or through FRES the following insurance coverage:

          (a) comprehensive general liability insurance, which includes "Broad Form" general liability endorsement and professional liability insurance which provides limits of not less than $1,000,000 in the aggregate and not less than $1,000,000 per occurrence;

          (b) automobile insurance liability which includes bodily insurance coverage and physical damage coverage and which provides limits of not less than $10,000 for bodily injury (per person), and $1,000,000 per occurrence single limit; and

          (c) workers' compensation and employers' liability insurance which provides limits of not less than the Florida workers' compensation statutory limits and $500,000 for employer's liability.

All insurance policies providing the insurance coverage required hereunder shall be issued by nationally recognized and financially sound insurers rated A.M. Best or better. All such insurance afforded by policies maintained by FRES or the Partnership shall apply to the Partnership and its officers, employees, partners and agents and American as additional insureds, shall apply to all acts, incidents and omissions occurring during the period of the Partnership's existence whether or not any claim relating thereto is made during such period or thereafter and shall apply as primary insurance. Each such insurance policy shall contain a provision providing for 30 days' prior written notice to each Partner prior to cancellation or material amendment thereof or reduction in coverage thereunder. The Partnership shall give each Partner immediate written notice of the Partnership's actual notice or awareness of any cancellation, amendment or reduction in such insurance policies.

                                    ARTICLE 7

                    RIGHTS AND OBLIGATIONS OF GENERAL PARTNER

     7.1 Responsibilities and Authority of the General Partner.

     (a) Subject in all cases to the express requirements of this Agreement regarding required approvals of and Notice to the Partners, the General Partner shall have full responsibility and complete discretion in the management, supervision and control of the day-to-day business and operations of the Partnership for the purposes herein stated, and shall make all decisions with respect thereto. The General Partner's obligations are subject to the availability of Partnership funds in sufficient amounts and on a timely basis to discharge its obligations to manage, supervise and control the day-to-day operations of the Partnership. The General Partner shall provide or arrange for such personnel as may be necessary to accomplish the operations and management of the Partnership in accordance with this Agreement. The General Partner shall act at all times in good faith and as a fiduciary for the benefit of the Partnership and in such manner as may be required to promote the best interests of the Partnership.

     (b) Subject to the express provisions of this Agreement, the General Partner shall have the authority to execute on behalf of the Partnership such agreements, contracts, instruments and other documents as it shall from time to time approve, such approval to be conclusively evidenced by its execution and delivery of any of the foregoing. The signature of the General Partner on all such agreements, contracts, instruments and documents shall be sufficient to bind the Partnership in respect thereof and conclusively evidence the authority of the General Partner with respect thereto, and no third person need look to the application of funds or authority to act or require joinder or consent of any other party.

     (c) Any Person dealing with the Partnership or the General Partner may rely on a certificate signed by the General Partner:

               (i) as to who are the Partners hereunder;

               (ii) as to the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by the General Partner or are in any other manner germane to the affairs of the Partnership;

               (iii) as to who is authorized to execute and deliver any instrument or document on behalf of the Partnership;

               (iv) as to the authenticity of any copy of this Agreement and amendments hereto; or

               (v) as to any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership.

     Any Person relying upon this Section 7.1(c) shall be informed of the provisions of Section 5.1(a) and the other provisions of this Agreement, which contain certain limits on the authority of the General Partner to bind the Partnership or to do, or cause to be done, certain acts.

     7.2 Budget. Attached as Exhibit B hereto is a budget (the "Budget") representing the Partnership's operating budget for the remaining two fiscal quarters of the fiscal year ending December 31, 1996 containing detailed descriptions of Partnership expenses for such fiscal quarters (including specific descriptions and amounts of operating expenses, capital expenditures, expenses to be incurred under the Management Agreement, the Advisory Agreement and Section 7.4 and borrowings), a reasonable provision for contingent or unforeseen expenditures and reasonable reserves for Partnership expenses. Within 30 days after the end of each calendar quarter commencing with the quarter ending September 30, 1996, the General Partner shall prepare and submit an update to the Budget to the Partners for their approval pursuant to Sections 5.1(a) that includes an operating budget for the Partnership for the remainder of the fiscal year, containing detailed descriptions of Partnership expenses for such fiscal periods (including specific descriptions and amounts of operating expenses, capital expenditures and expenses to be incurred under the Management agreement, the Advisory Agreement and Section 7.4 and borrowings), a reasonable provision for contingent or unforeseen expenditures and reasonable reserves for Partnership expenses. By September 1 of each fiscal year of the Partnership, commencing with September 1, 1996, the General Partner shall prepare and submit an update to the Budget to the Partners for their approval pursuant to Section 5.1(a) that includes an operating budget for the Partnership for the next fiscal year, containing detailed descriptions of Partnership expenses for such fiscal year (including specific descriptions and amounts of operating expenses, capital expenditures and expenses to be incurred under the Management Agreement, the Advisory Agreement and Section 7.4 and borrowings), a reasonable provision for contingent or unforeseen expenditures and reasonable reserves for Partnership expenses. Until each Partner has approved a revised and updated Budget, pursuant to Section 5.1(a), the Partnership shall be operated in accordance with the then existing Budget.

     7.3 Management Agreement. In addition to the responsibilities and rights of the General Partner to service and manage the Partnership as set forth in this Agreement, the Partnership shall enter into an agreement (the "Management Agreement") with Dolphin Dynamics,

Inc., a Florida corporation (the "Manager"), to perform the services set forth in the Management Agreement attached hereto as Exhibit C.

     7.4 Reimbursement. The Partnership shall from time to time reimburse the General Partner for its reasonable out-of-pocket expenditures incurred in connection with the performance of its duties hereunder which are reflected in the Budget. It is expressly agreed that all reimbursement of expenses pursuant to this Section 7.4 shall be subject to the Budget required under Section 5.1 and shall not include any expenses reimbursed or reimbursable or fees paid or payable pursuant to the Management Agreement required to be paid by the Manager pursuant to the Management Agreement.

     7.5 Removal of the General Partner.

     (a) If:

               (i) Any FRES Affiliate has taken any action or omitted to take any action and such conduct constitutes fraud, gross negligence or material wilful misconduct that is injurious to the Partnership or that is reasonably likely to be injurious to the Partnership if such conduct was to become publicly known;

               (ii) Any FRES Affiliate has materially violated this Agreement and such violation shall not have been rectified or cured to the reasonable satisfaction of AMRM within 30 days after AMRM gives Notice of such violation to such FRES Affiliate containing reasonably specific details of such violation and describing necessary corrective action, if possible, to rectify or cure such violation;

               (iii) The Manager has materially violated the Management Agreement and such violation shall not have been rectified or cured to the reasonable satisfaction of AMRM within 30 days after AMRM gives Notice of such violation to the Manager containing reasonably specific details of such violation and describing necessary corrective action, if possible, to rectify or cure such violation; or

               (iv) a majority of the beneficial or record ownership in FEP, Dolphin or the Manager ceases to be owned by at least two of the Principals or two or more of the Principals cease to devote substantially all of their time to the business of the Manager, in each case for any reason and AMRM is not entitled to exercise the Call Option pursuant to Sections 7.5(b). For purposes of this Section 7.5(a)(iv), beneficial and record ownership of FEP, Dolphin or the Manager by a trust, corporation or partnership, all of the equity and voting interest in which are owned beneficially and of record by a Principal, shall be deemed to be beneficial and record ownership by such Principal.

AMRM shall have the right to:

               (A) appoint any Affiliated Person of AMRM as the successor General Partner who may, on behalf of the Partnership, terminate the Manager as manager of the Partnership and may retain any Affiliated Person of AMRM as manager of the Partnership provided that the terms or conditions relating to the responsibilities, obligations and compensation of such manager are substantially the same as those set forth in the Management Agreement, as in effect immediately prior to the termination of the Manager; or

               (B) with the consent of all Limited Partners, appoint any other Person as the successor General Partner and retain any Person as a manager of the Partnership;

in each case effective upon the giving of Notice to the General Partner and the Manager.

     (b) If, at any time after one of the Principals dies or has ceased for a period of at least six months to devote substantially all of his time to the business of the Manager due to illness or physical or mental disability, any other Principal dies or has ceased for a period of at least six months to devote substantially all of his time to the business of the Manager due to illness or physical or mental disability, then AMRM may request that FEP be removed as the General Partner and the Manager be terminated as the Manager of the Partnership effective upon the appointment of a successor General Partner appointed as provided in this Section 7.5(b). If AMRM requests that FEP be removed as the General Partner and the Manager be terminated, the Limited Partners shall attempt in good faith to agree upon a mutually acceptable arrangement for the management of the Partnership (including the possibility of a successor General Partner and a new manager to the Partnership). If the Limited Partners are unable to agree on a mutually acceptable arrangement for the management of the Partnership within the 30-day period after such request is made by AMRM, AMRM may exercise the Call Option within the 45-day period following such 30-day period pursuant to clause (e) of Section 11.1.

     (c) With the prior written approval of each Limited Partner the General Partner shall be removed as the general partner, and a successor General Partner appointed, effective upon the giving of Notice to the General Partner, if:

               (i) the General Partner or any of its Affiliated Persons has taken any action or omitted to take any action and such conduct constitutes fraud, gross negligence or material wilful misconduct that is injurious to the Partnership or that is reasonably likely to be injurious to the Partnership if such conduct were to become publicly known; or

               (ii) the General Partner has materially violated this Agreement and such violation shall not have been rectified or cured to the satisfaction of each Limited Partner within 30 days after notice thereof has been given to the General Partner containing reasonably specific details of such violation and describing necessary corrective action, if possible, to rectify or cure such violation.

     (d) Upon the appointment of a successor General Partner and the removal of a General Partner pursuant to this Section 7.5, the successor General Partner shall be admitted as a Partner to the Partnership and this Agreement shall be amended to the extent necessary to reflect such appointment and admission and removal and a certificate of amendment to the Certificate shall be filed in accordance with the Act. The General Partner agrees to execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent of this Section 7.5, including without limitation effectuating the admission to the Partnership of any successor General Partner appointed hereunder, but the failure to do so shall not influence the effectiveness of the removal of such General Partner or the admission of such successor General Partner. Any person who shall become an additional or successor general partner of the Partnership in accordance with this Agreement is hereby expressly authorized and directed to continue the business of the Partnership, subject to the terms and conditions of this Agreement.

     (e) If AMRM requests that FEP be removed as the General Partner and appoints an Affiliated Person of AMRM as a successor General Partner, AMRM shall transfer a portion of its capital account to such new General Partner so that after giving effect thereto such new General Partner will have a Percentage Interest of 1% and FEP's interest as a General Partner will be converted into a limited partnership interest hereunder. In all other instances, a General Partner that is removed as a General Partner pursuant to this Section 7.5 shall assign all of its right, title and interest in and to the Partnership to the successor General Partner appointed pursuant to Section 7.5.

                                    ARTICLE 8

                        CERTAIN COVENANTS OF THE PARTNERS

     8.1 FRES Affiliates

     (a) FEP, and each other FRES Affiliate party hereto, agrees that:

               (i) no FRES Affiliate will at any time any FRES Affiliate is a Partner, directly or indirectly:

               (A) establish, enter into, be employed by or for, advise, consult with or become an owner or part of, or provide financing to, any Person, other than the Partnership, that provides or engages in the business of any Prohibited Service anywhere in the United States;

               (B) other than FEP in its capacity as the General Partner and the Manager in its capacity as the Manager under the Management Agreement, in any way provide or engage in the business (for itself or himself or for any other Person whether as a shareholder, owner, partner, joint venturer, manager, independent contractor, consultant, advisor, representative or otherwise) of providing any Prohibited Service anywhere in the United States; or

               (C)  otherwise compete with the Partnership;

          provided, however, that notwithstanding the provisions of clauses (A) and (B) of this paragraph (i): (1) each of FEP and Dolphin may be a Partner; (2) each of the Principals may be an officer and director and a stockholder of any Partner and of FRES, provided such Partner and FRES are not in violation of the provisions of this Section 8.1; and
          (3) each of the Principals may be an officer and a director and a stockholder of the Manager, provided that the Manager does not engage in any activity or business other than providing management services to the Partnership pursuant to the Management Agreement and activities and businesses permitted by the Management Agreement and is not in violation of the provisions of this Section 8.1; and (4) FRES may continue to engage in its Rescue Program until such program and the assets related thereto are transferred pursuant to Section 10.4 of the Contribution Agreement; and

               (ii) no FRES Affiliate will at any time any during the Restricted Period, directly or indirectly:

               (A) establish, enter into, be employed by or for, advise, consult with or become an owner or part of or provide financing to, any Person that provides or engages in the business of any Prohibited Service anywhere in the Restricted Area;

               (B) in any way provide or engage in the business (for itself or himself or for any other Person whether as a shareholder, owner, partner, joint venturer, manager, independent contractor, consultant, advisor, representative or otherwise) of providing any Prohibited Service anywhere in the Restricted Area; or

               (C) otherwise compete with the Partnership, or its successors or assigns, in any business or activity in which the Partnership was engaged at such time as the last FRES Affiliate ceased to be a Partner of the Partnership;

          provided, however, that each of the Participants may be employed by, or otherwise engaged by or affiliated with any Person if the total annual revenues of such Person (including the revenues of its subsidiaries and affiliates) arising out of providing Competitive Services and providing and managing ambulance services is less than 10% of the total annual revenues of such Person (including the revenues of its subsidiaries and affiliates), provided that such Principal is not involved, directly or indirectly, in any Prohibited Service other than on an incidental basis.

               (iii) no FRES Affiliate will at any time any FRES Affiliate is a Partner, and no FRES Affiliate will at time during the Restricted Period solicit for hire any Person who is employed by the Partnership or any of its successors or assigns or any Person who is employed by the Manager who becomes an employee of the Partnership, any Affiliated Person of the Partnership or any of their respective successor or assigns;

               (iv) no FRES Affiliate will:

               (A) at any time any FRES Affiliate is a Partner, hire any Person who is employed by the Partnership; and

               (B) at any time during the one year period following the first date on which no FRES Affiliate is a Partner (regardless of the reasons why no FRES Affiliate is a Partner) hire any Person who has a written employment agreement with the Partnership or any of its Affiliated Persons or any their respective successors or assigns, provided, however, that during such one year period any FRES Affiliate may hire any such Person who, after FEP ceases to be the General Partner,
                    (1) has been terminated without cause by the Partnership, any Affiliated Person of the Partnership or any of their respective successors or assigns or (2) has ceased to be an employee of the Partnership in connection with any relocation of the principal headquarters of the Partnership from Mount Dora, Florida.

               (v) no FRES Affiliate will:

               (A) at any time any FRES Affiliate is a Partner, knowingly call upon any Person who is a customer or potential customer of the Partnership, other than on behalf of the Partnership; and

               (B) thereafter, knowingly call upon any Person, which has been identified to FEP as of the Option Closing Date as a customer or potential customer of the Partnership, for the purpose of providing any service competitive to any service provided by the Partnership other than (1) any such potential customer who has not become a customer of the Partnership during the Restricted Period and (2) any such Person who at that time is not and has not been within the six months prior to such time a customer of the Partnership; and

               (vi) other than on behalf of the Partnership, (A) at any time any FRES Affiliate is a Partner, no FRES Affiliate will call upon any Person who is or has been a potential acquisition candidate of the Partnership and
     (B) during the Restricted Period, no FRES Affiliate will at any time call upon any acquisition candidate of the Partnership who was either called upon by any FRES Affiliate while any FRES Affiliate was a Partner or for which any FRES Affiliate made an acquisition analysis for the Partnership.

     If a closing of the Put Option or the Call Option does not occur pursuant to Section 11 and the Partnership is dissolved either pursuant to the mutual agreement of Dolphin, AMRM and the General Partner or pursuant to clause (iii) of Section 12.1, then the provisions of clauses (ii)-(vi) of Section 8.1(a) shall cease to apply following the date of such dissolution of the Partnership.

     Ownership of not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter shall not, in and of itself, constitute a violation of this
Section 8.1.

     Because of the difficulty of measuring economic losses to the Partnership and the Partners who are not FRES Affiliates as a result of the breach of any of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to the Partnership and the Partners who are not FRES Affiliates for which they may have no other adequate remedy, each FRES Affiliate agree that, in the event of a breach by it of any of the covenants set forth in this Section 8.1(a), the Partnership and each Partner who is not FRES Affiliate may, at its option, in addition to obtaining any other remedy or relief available to them (including without limitation damages at law), enforce the provisions of this Section 8.1(a) by injunction and other equitable relief.

     (b) The covenants in Section 8.1(a) are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 8.1(a) are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the provisions of Section 8.1(a) shall thereby be reformed.

     (c) The time periods described in Section 8.1(a) shall be computed by excluding any time during which any FRES Affiliate is in violation of any provision of Section 8.1(a) and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action the Partnership or any other Partner seeks to enforce the covenants contained in Section 8.1(a) or in which any person contests the validity or enforceability of any such covenant or seeks to avoid the performance or enforcement of any such covenant.

     (d) The provisions of this Section 8.1 shall inure to the benefit and shall be enforceable by the Partnership and its successors and assigns and any Partner who is not an FRES Affiliate and its successors and assigns.

     8.2 AMRM.

     (a) American, AMRM and other subsidiaries of American are engaged in and have interests in, and in the future may engage in and have interests in other business ventures of every kind and description, independently or with others, including ventures that are competitive with the Partnership, without having or incurring any obligation to offer to the Partnership or any other Partner any interest or opportunity to participate in such venture, except as otherwise provided in Section 8.2(b). Neither the Partnership nor the other Partners shall have any rights in or to such venture or the income or profits therefrom.

     (b) During the period from the date hereof until the earlier of (i) the Option Closing Date, (ii) the date of dissolution of the Partnership pursuant to the mutual agreement of Dolphin, the General Partner and AMRM and (iii) the date of dissolution of the Partnership pursuant to clause (iii) of Section 12.1, neither American, nor AMRM nor any other subsidiary of American:

               (A) will enter into any agreement to provide Competitive Services without first offering the Partnership the opportunity to provide such Competitive Services through the Partnership; provided, however, that neither American nor

          AMRM nor any other subsidiary of American shall be required to offer the Partnership the opportunity to provide Competitive Services to any hospital with which it has a relationship pursuant to which it provides substantial management or transport services as of the date hereof or to provide Competitive Services provided by any Person or business acquired by American, AMRM or other subsidiary of American after the date hereof if such Competitive Services do not represent substantially all of the business acquired in connection with such acquisition; or

               (B) acquire any other Person, or the business of any other Person, which is engaged primarily in the business of providing Competitive Services if the General Partner has first identified, and entered into substantive negotiations with respect to, such acquisition without first offering the Partnership the opportunity to make such acquisition.

     If American, AMRM, or any other subsidiary of American is required by this
Section 8.2(b) to offer the Partnership the opportunity to provide Competitive Services to a hospital or to make an acquisition, such Person shall give to the General Partner a Notice describing the Competitive Services it proposes to offer or, in the case of a proposed acquisition, the opportunity to make an offer to make such acquisition. The General Partner shall have the right for a period of 15 Business Days after the date on which the Notice is given to provide Notice to American and AMRM in that the Partnership is interested in providing such Competitive Services or in making such acquisition. If the General Partner provides Notice to American and AMRM that the Partnership is interested in providing such services or making an offer for such acquisition, American shall provide reasonable assistance to the Partnership in making a proposal to provide such Competitive Services or in making such offer in the case of an acquisition and shall use reasonable efforts to encourage such hospital or the other party to the acquisition to accept the Partnership's proposal. If the General Partner indicates that the Partnership is not interested in providing such services or making such acquisitions or fails to respond within the 15 Business Day period described above or if such hospital is not willing to permit the Partnership to provide such Competitive Services or the other party to such proposed acquisition does not accept the Partnership's proposal then American, AMRM and any other subsidiary of American may provide Competitive Services to such hospital or proceed with such acquisition as substantially the same terms and conditions presented to the General Partner.

     (c) Neither American nor AMRM nor any other subsidiary of American will at any time both (i) AMRM or any other subsidiary of American is a Partner and (ii) any FRES Affiliate is a Partner, (A) solicit for hire, or hire any Person who is employed by the Partnership and who is listed on Schedule 8.2, as updated by FEP from time to time by Notice to AMRM, without the prior written consent of FEP or
(B) knowingly call upon any Person which at that time is, or within the six-month period prior to that time has been, a customer of the Partnership for the purpose of providing Competitive Services within 100 miles of any area in which the Partnership provides Competitive Services.

     (d) Because of the difficulty of measuring economic losses to the Partnership as a result of the breach by American, AMRM and any other subsidiary of American of any of the foregoing covenants of this Section 8.2, and because of the immediate and irreparable damage that would be caused to the Partnership for which it may have no other adequate remedy, the Partnership may, at its option, in addition to obtaining any other remedy or relief available to it (including without limitation damages at law), enforce the provisions of this Section 8.2 by injunction and other equitable relief.

     8.3 No Dissolution. Without the consent of all of the Partners, no Partner shall take any actions, or permit any actions within its control to be taken, that would cause the dissolution of the Partnership pursuant to the Act.

     8.4 No Resignation. No Partner shall have the right to resign as a Partner of the Partnership and no Partner shall have the right to demand a return of capital.

     8.5 Withdrawal. Except upon transfer of the FRES Affiliate Interest or upon a transfer permitted under Section 10.1 in the Partnership and the admission of transferees as a substitute Partner in compliance with Article 11, no Partner shall have the right to withdraw from the Partnership except with the approval of all of the Partners.

                                    ARTICLE 9

                          LIABILITY AND INDEMNIFICATION

     9.1 Liability of the General Partner. Except to the extent otherwise provided by applicable law or as set forth in the Contribution Agreement or the Management Agreement neither the General Partner nor any of its Affiliated Persons shall have any liability to the Partnership or to any Limited Partner for any loss suffered by the Partnership which arises out of any action or inaction of such Partner or its Affiliated Persons, if (a) such course of conduct did not constitute fraud, gross negligence or wilful misconduct of such Person and (b) such course of conduct did not constitute a material violation of this Agreement. Notwithstanding any provision in this Agreement to the contrary, no FRES Affiliate shall have any obligation or duty, as a general partner of the Partnership or otherwise, to notify any Partner that any facts or circumstances may give rise to a claim by the Partnership against any FRES Affiliate under the Contribution Agreement; provided, however, that (i) the foregoing provisions of this sentence shall not relieve or excuse FEP from its obligations to maintain and provide information to the Partners as expressly required by this Agreement and (ii) if AMRM identifies a claim of the Partnership against any FRES Affiliate, FEP, as the general partner of the Partnership, shall take such action in the name of and on behalf of the Partnership as may be reasonably requested by AMRM, without the consent of any other Partner of the Partnership.

     9.2 Indemnification.

     (a) To the fullest extent permitted by applicable law, the General Partner and its Affiliated Persons shall be indemnified by the Partnership (out of Partnership assets only) for any loss, damage or claim by reason of any act or omission performed or omitted by it on behalf of the Partnership in a manner reasonably believed to be within the scope of the authority conferred on it by this Agreement, except that no such Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by it by reason of gross negligence or wilful misconduct with respect to such acts or omissions or in respect of any loss, damage or claim resulting from a material violation of this Agreement by the General Partner.

     (b) To the fullest extent permitted by applicable law, the Limited Partners shall be indemnified by the General Partner for any loss, damage or claim incurred by it by reason of either the General Partner's gross negligence or willful misconduct or resulting from material violation of this Agreement by the General Partner.

                                   ARTICLE 10

                       TRANSFERS OF PARTNERSHIP INTERESTS

     10.1 General Limitations. Other than pursuant to Article 11, no Partner shall sell, transfer, pledge or otherwise encumber its interest in the Partnership, or in the assets or profits therefrom, without the prior approval of each other Partner, which approval any Partner may withhold in its discretion for any reason. Each Partner shall take appropriate steps to insure that the shareholders of, or other holders of equity interest in, such Partner shall not suffer or permit any transfer of or encumbrance upon their shares of stock or other equity interests in such Partner, without the prior approval of each other Partner, which approval any Partner may withhold in its sole discretion for any reason. Notwithstanding the foregoing provisions of this Section 10.1, (i) any interest in the Partnership or portion thereof and any interest in any Partner may be pledged to secure indebtedness to bona fide creditors incurred by American or any of its Affiliated Persons and nothing in this Section 10.1 shall prohibit any such pledgee from realizing on such pledge or any Person from transferring such interest in connection therewith or subsequent to such realization, (ii) any interest in the Partnership or portion thereof may be transferred to American or any Affiliated Person of American and (iii) subject to Section 7.5 and Section 7.6(b) of the Contribution Agreement, any of the FRES Participants may sell, transfer or pledge (or agree to sell, transfer or pledge) its shares in FRES and FEP and its partnership interest in Dolphin to any other Principal or Entity wholly owned by one or more Principals. References to "AMRM" herein shall be deemed to be references to any permitted transferee of AMRM or its permitted transferees transference.

     10.2 Right of First Refusal. If any Limited Partner (a "Selling Partner") proposes to sell or otherwise transfer its interest in the Partnership or the assets or profits therefrom (the "Offered Interest") other than pursuant to
Article 11, the Selling Partner shall first offer to the other Limited Partner the right to purchase the Offered Interest as follows:

          (a) The Selling Partner shall give written notice (the "Offer Notice") to the other Limited Partner, which notice shall include a copy of a bona fide offer to purchase the Offered Interest from a bona fide purchaser specifying the complete terms and conditions of such proposed purchase (the "Offered Terms"), the name and address of the proposed purchaser (the "Proposed Purchaser") and evidence that the Proposed Purchaser has the financial ability to consummate the proposed purchase on the Offered Terms, a written offer by the Selling Partner to sell the Offered Interest to the other Limited Partner, or its designee, on the Offered Terms, and a date and time for closing the sale to the other Limited Partner, or its designee, if such offer is accepted by it, which date shall not be fewer than 60 nor more than 75 days from the date the Offer Notice is given.

          (b) Within 30 days after the Selling Partner gives such notice, the other Limited Partner shall notify the Selling Partner whether it, or its designee, will purchase the Offered Interest on the Offered Terms.

          (c) If the other Limited Partner or its designee accepts such offer within such 30-day period, the closing of the sale of the Offered Interest by the Selling Partner to the other Limited Partner, or its designee, if any, shall take place at the offices of the Partnership at the time designed in the Offer Notice.

          (d) Subject to the requirement set forth in Section 10.1 of approval by each Partner for a sale of any interest in the Partnership, if the other Limited Partner notifies the Selling Partner that neither it nor its designee will accept such offer or if the other Limited Partner fails to respond within such 30-day period, the Selling Partner may proceed to sell the Offered Interest on, and in strict accordance with, the Offered Terms to the Proposed Purchaser within the 60-day period following after the termination of the 30-day period specified above. Notification to the Selling Partner that a Limited Partner will not accept any such offer and failure by any Limited Partner to respond within such 30-day period shall not be construed or deemed to be a consent or approval to transfer or sale of any interest in the Partnership.

     10.3 Obligations and Rights of Transferees and Assignee. Any Person who acquires in any manner whatsoever the Partnership interest (or any part thereof) of any Partner in the Partnership, irrespective of whether such Person has accepted and assumed in writing the terms and provisions of this Agreement, shall be deemed, by acceptance of the benefit of the acquisition thereof, to have agreed to be subject to and bound by all of the obligations of this Agreement, with the same force and effect as any predecessor in interest in the Partnership, shall have only such rights as are provided in this Agreement, and, without limiting the generality of the foregoing, such Person shall not have the value of his interest separately ascertained or receive the value of such interest, or, in lieu thereof, profits attributable to any right in the Partnership, except as set forth in this Agreement.

     10.4 Non-Recognition of Certain Transfers. Notwithstanding any other provision of this Agreement, any transfer, sale, alienation, assignment, encumbrance or other disposition in contravention of any of the provisions of this Agreement shall be void and ineffective, and shall not bind, or be recognized by, the Partnership.

     10.5 Required Amendments: Continuation. If and to the extent any transfer of an interest in the Partnership is permitted hereunder, this Agreement shall be amended to reflect the admission to the Partnership of the transferee Partner and the elimination of the transferor Partner.

                                   ARTICLE 11

                                CALL/PUT OPTIONS

     11.1 Call Option. Each of FEP and Dolphin hereby grants an irrevocable option (the "Call Option") to AMRM, or its designee or designees, to purchase all of the interests of FEP and Dolphin in the Partnership (collectively, the "FRES Affiliates Interest"):

          (a) at any time during the period July 1, 2001 through December 31, 2006;

          (b) at any time prior to July 1, 2001 that American, AMRM or any other subsidiary of American elects not to comply with the provisions of Section 8.2(b);

          (c) at any time prior to July 1, 2001 after FEP ceases to be a Partner in violation of this

          (d) at any time prior to July 1, 2001, if:

               (i) any FRES Affiliate has materially violated this Agreement or the Management Agreement and such violation has not been rectified or cured to the reasonable satisfaction of AMRM within 30 days after Notice thereof has been given by AMRM to such FRES Affiliate containing reasonably specific details of such violation and describing necessary corrective action, if possible to rectify or cure such violation; or

               (ii) any FRES Affiliate has materially violated the Contribution Agreement (other than a violation that is reasonably being contested by such FRES Affiliate) and such violation has not been rectified or cured to the reasonable satisfaction of AMRM within 30 days after Notice thereof has been given by AMRM to such FRES Affiliate containing reasonably specific details of such violation and describing necessary corrective action, if possible to rectify or cure such violation.

          (e) at any time prior to July 1, 2001, pursuant to Section 7.5(b).

     The Call Option may be exercised by delivery of Notice (the "Call Notice") to FEP stating that AMRM or its designee has elected to exercise the Call Option. Within the 30 day period to the date on which AMRM exercises the Call Option, AMRM may conduct a due diligence investigation of the Partnership and in connection therewith the General Partner shall, upon request of AMRM, in addition to the information and access required to be provided to AMRM pursuant to Section 6.2(b), afford to AMRM and its representatives access to all properties, sites, books and records of the Partnership and such other information as AMRM may reasonably request and will cooperate with AMRM and its representatives in AMRM's due diligence investigation of the Partnership and its business. FEP and Dolphin and all of the direct and indirect, beneficial and record owners of interests in Dolphin and FEP (unless otherwise consented to by AMRM) will execute and deliver to AMRM, or its designee or designees, a Representation Agreement in substantially the form of Exhibit D (the "Representation Agreement") within 15 days following the request of AMRM, which request may be made prior to the commencement of AMRM's due diligence investigation of the Partnership, and, immediately prior to the delivery of the Call Notice, such Persons shall, at the request of

AMRM, execute and deliver to AMRM, a certificate to the effect that the representations and warranties set forth in the Representation Agreement are true and correct as of the date of such Representation Agreement and as of the date of the Call Notice as though made on and as of such date unless otherwise noted in such certificate.

     11.2 Put Option. AMRM hereby grants an irrevocable option (the "Put Option") to Dolphin and FEP to sell to AMRM, or its designee or designees, the FRES Affiliates Interest at the Option Price exercisable:

          (a) at any time during the period October 1, 2001 through December 31, 2006;

          (b) if a Change of Control has occurred prior to September 1, 2001, within the 30-day period following such Change of Control;

          (c) at any time prior to October 1, 2001:

               (i) if AMRM or any Affiliated Person of AMRM appointed by AMRM as a successor General Partner pursuant to Section 7.5 has materially violated this Agreement, American or any of its subsidiaries shall have materially violated Section 8.2 or any Affiliated Person of AMRM appointed as a manager of the Partnership pursuant to Section 7.5 has materially violated any management agreement between such Affiliated Person of AMRM and the Partnership entered into pursuant to Section 7.5, in each case which violation has not been rectified or cured to the reasonable satisfaction of FEP within 30 days after Notice thereof by FEP to AMRM containing reasonably specific details of such violation and describing necessary corrective action, if possible to rectify or cure such violation, then within the 60 day period following such 30 day period, provided that no material violation by American, AMRM or any other subsidiary of American of
     Section 8.2 shall be deemed to be a material violation of this Agreement if AMRM, or its designee, elects to exercise the Call Option;

               (ii) if AMRM or American has materially violated the Contribution Agreement, other than a violation that is reasonably being contested by AMRM or American, and such violation has not been rectified or cured to the reasonable satisfaction of FEP within 30 days after Notice thereof by FEP to AMRM containing reasonably specific details of such violation and describing necessary corrective action, if possible to rectify or cure such violation, then within the 60 day period following such 30 day period; or

               (iii) within the 60 day period following the first date on which all of the outstanding capital stock of AMRM ceases to be owned, directly or indirectly, by American or by any other Person who owns such capital stock as a result of any pledge thereof not prohibited by Section 10.1.

     The Put Option shall be exercised by delivery of a Notice (the "Put Notice") to AMRM stating that FEP and Dolphin have elected to exercise the Put Option. Contemporaneously with the delivery of the Put Notice, the FRES Participants shall execute and deliver to AMRM the Representation Agreement. Within the 30 day period following the receipt by AMRM of the Put

Notice, AMRM may conduct a due diligence investigation of the Partnership and in connection therewith the General Partner shall, upon request of AMRM, in addition to the information and access required to be provided to AMRM pursuant to Section 6.2(b), afford to AMRM and its representatives access to all properties, sites, books and records of the Partnership and such other information as AMRM may reasonably request and will cooperate with AMRM and its representatives in AMRM's due diligence investigation of the Partnership and its business.

     11.3 Determination of Measured Earnings. Within 10 Business Days after the date of the Call Notice or the Put Notice, as the case may be, the General Partner shall furnish to AMRM (and if FEP is not the General Partner, Dolphin) a statement setting forth the calculation Measured Earnings for the Measurement Period. If AMRM (or Dolphin, if FEP is not the General Partner) disputes the calculation of Measured Earnings for the Measurement Period as reflected in such statement, such Person shall have the right to request that the Accountants audit the financial results of the Partnership for the Measurement Period and determine Measured Earnings, by giving Notice to the other Partners within 10 Business Days after receipt of such statement. The General Partner shall cause the Accountants to audit such financial results and determine Measured Earnings within 20 Business Days from the receipt of any such Notice. AMRM, FEP and Dolphin shall be bound by the Accountants' determination of Measured Earnings. If the determination of Measured Earnings by the Accountants differs materially from the calculation of Measured Earnings as initially furnished by the General Partner the fees and expenses of the Accountants shall be paid by the Persons who did not dispute the calculation of Measured Earnings and otherwise shall be paid by the Persons who disputed the calculation of Measured Earnings.

     11.4 Closing.

     (a) The closing of the sale of the FRES Affiliates Interest pursuant to Sections 11.1 or 11.2 shall take place 45 Business Days from the date the Call Notice or the Put Notice is given, as the case may be (or if such date is not a Business Day, the next succeeding Business Day), (but not before any waiting period under the HSR Act applicable to the consummation of the transactions contemplated by this Article 11 shall have expired or been terminated and the date of the determination of Measured Earnings pursuant to Section 11.3) (the "Option Closing Date"), at 10:00 a.m. (local time) at the principal office of the Partnership, or at such other time and location as Dolphin and AMRM may mutually determine. At the closing, (i) Dolphin and FEP and all of the direct and indirect, beneficial and record owners of interests in Dolphin and FEP (unless otherwise consented to by AMRM) shall execute and deliver to AMRM, or its designee or designees, a Transfer Agreement in the form of Exhibit E (the "Transfer Agreement") and (ii) AMRM shall pay to Dolphin and FRES an aggregate amount equal to the Option Price, in cash by wire transfer or other immediately available funds.

     (b) AMRM or its designee or designees shall not be required to purchase the FRES Affiliates Interest pursuant to the exercise of the Call Option after the Call Option has been exercised if : (i) there has been a Material Adverse Change after the date of the Call Notice (other than a Material Adverse Change caused by an event specified in Sections 11.2(b) or (c)); (ii) any representation or warranty set forth in the Representation Agreement, the certificate delivered pursuant to Section 11.1 or the Transfer Agreement is not true and correct or cannot be made; (iii) if any FRES Affiliate has materially violated any material provision of this

Agreement, the Management Agreement or the Contribution Agreement, and such violation is not rectified or cured to the reasonable satisfaction of AMRM within 30 days after notice thereof to such FRES Affiliate containing reasonably specific details of such violation and describing necessary corrective action, if possible to rectify or cure such violation; (iv) if any FRES Affiliate has not obtained any consent or approval under any agreement, or other instrument to which it or the Partnership is a party or is otherwise subject or with respect to any license, permit or certificate of need, in each case which would prohibit the consummation of the transactions contemplated by this Article 11 or the continuation of the business of the Partnership after such purchase, or which would be subject to cancellation, termination or acceleration, (except for such failure to obtain consents or approvals that would not, individually or in the aggregate, have a material adverse effect on the business, assets, financial condition or results of operations of the Partnership) or under which the Partnership would suffer the loss of any material right or benefit or the imposition of any material penalties or other remedies as a result of such purchase or the continuation of the business after such purchase; or (v) Dolphin and FEP fail to deliver on or prior to the Option Closing Date to American and AMRM and its designee or designees an opinion of counsel satisfactory to AMRM in substantially the form of Exhibit F in form and substance satisfactory to AMRM.

     (c) AMRM or its designee or designees shall not be required to purchase the FRES Affiliates Interest pursuant to the exercise of the Put Option after the Put Option has been exercised if: (i) there has been a Material Adverse Change before, on or after the date of the Put Notice (other than a Material Adverse Change caused by an event specified in Sections 11.2(b) or (c)); (ii) any representation or warranty set forth in the Representation Agreement or the Transfer Agreement is not true and correct or cannot be made; (iii) if any FRES Affiliate has materially violated any material provision of this Agreement, the Management Agreement or the Contribution Agreement, and such violation is not rectified or cured to the reasonable satisfaction of AMRM within 30 days after notice thereof to such FRES Affiliate containing reasonably specific details of such violation and describing necessary corrective action, if possible to rectify or cure such violation; (iv) if any FRES Affiliate has not obtained any consent or approval under any agreement, or other instrument to which it or the Partnership is a party or is otherwise subject or with respect to any license, permit or certificate of need, in each case which would prohibit the consummation of the transactions contemplated by this Article 11 or the continuation of the business of the Partnership after such purchase, or which would be subject to cancellation, termination or acceleration, (except for such failure to obtain consents or approvals that would not, individually or in the aggregate, have a material adverse effect on the business, assets, financial condition or results of operation of the Partnership) or under which the Partnership would suffer the loss of any material right or benefit or the imposition of any material penalties or other remedies as a result of such purchase or the continuation of the business after such purchase; or (v) Dolphin and FEP fail to deliver on or prior to the Option Closing Date to American and AMRM and its designee or designees an opinion of counsel reasonably satisfactory to AMRM, in substantially the form of Exhibit F in form and substance reasonably satisfactory to AMRM.

     (d) No Person shall be required to consummate the transactions contemplated by this Article 11 if : (i) any waiting period applicable to the consummation of the transactions contemplated by this Article 11 has not expired or been terminated; or (ii) any temporary restraining order, preliminary or permanent injunction or other order issued by any court or other legal restraint prohibiting the consummation of the transactions contemplated by this Article 11 shall be in effect or any proceeding seeking any of the foregoing shall be pending or the consummation of the transactions contemplated by this Article 11 shall be illegal under any action, statute, rule, regulation or order.

     (e) Any Person who is to acquire a limited partnership interest in the Partnership pursuant to this Article 11 shall be admitted as a substitute limited partner to the Partnership and the transferor of such interest shall withdraw as a Partner and, effective upon such withdrawal, the transferor shall not have any interest in the Partnership or any profits or assets of the Partnership and the Partners hereby consent to such admission and withdrawal. Any Person who is to acquire a general partnership interest in the Partnership pursuant to this Article 11 shall be admitted as a general partner of the Partnership and immediately thereafter the transferor of such interest shall withdraw as a Partner and, effective upon such withdrawal, the transferor shall not have any interest in the Partnership or any profits or assets of the Partnership and the Partners hereby consent to such admission and withdrawal. Each FRES Affiliate agrees that it will execute, and will causes its stockholders or other holders of equity interests in it, to execute and deliver such additional documents and instruments as may be reasonably necessary to effect the sale of the FRES Affiliates Interest and its withdrawal as a Partner of the Partnership as contemplated by this Article 11.

     (f) Each FRES Affiliate and AMRM will use its reasonable efforts to obtain prior to the Option Closing Date, all consents and approvals under any agreement, or other instrument to which it or the Partnership is a party or is otherwise subject and with respect to any license, permit or certificate of need, in each case which would prohibit the purchase of the FRES Affiliates Interest contemplated hereby or the continuation of the business of the Partnership after such purchase, which would be subject to cancellation, termination or acceleration, or under which the Partnership would suffer the loss of any right or benefit or the imposition of any penalties or other remedies on the Partnership as a result of such purchase or the continuation of the business of the Partnership after such purchase. If any such consent or approval is not obtained, and AMRM elects to purchase the FRES Affiliates Interest, at the request of AMRM Dolphin and FEP will assign, on the Option Closing Date, all of their right to the profits and losses and distributions from the Partnership to AMRM, or its designee, the Transfer Agreement shall be modified to describe such transaction, and Dolphin and FEP shall continue as Partners of the Partnership until such consent or approval is obtained, at which time they shall withdraw as a Partner. To the fullest extent permitted by applicable law, the Partnership shall indemnify FEP for any action or omission taken by it as General Partner upon the written instructions of AMRM, or its designee, after such interest in such profits and losses and distributions are assigned to AMRM or such designee.

     (g) On or before the Option Closing Date, FEP, Dolphin, the Partnership and AMRM will use their reasonable efforts to have each FRES Affiliate released from any personal guarantee of indebtedness for money borrowed by the Partnership and in the event that such release is not obtained with respect to any Principal, AMRM and the Partnership will indemnify such FRES Affiliate from all losses, damages, claims and actions on account of such guarantee.

     11.5 Transferees. For purposes of this Article 11, if all or any portion of the interest of the Dolphin or FEP has been transferred in accordance with the terms of this Agreement prior to the exercise of the Call Option or the Put Option, references to Dolphin or FEP, as the case may be, shall be deemed to include all transferees of such interest or portion thereof.

                                   ARTICLE 12

                                   TERMINATION

     12.1 Events of Dissolution/Reconstitution.

     (a) The Partnership shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

               (i) a decision of all of the Partners to dissolve the Partnership;

               (ii) the General Partner ceases for any reason under the Act to be a general partner of the Partnership, including without limitation as result of any event specified in Section 17-402(a)(4) of the Act, unless (A) at the time there is at least one other General Partner of the Partnership (including any successor General Partner appointed pursuant to Section 7.5) in which or case the business of the Partnership shall be continued by the remaining General Partners(s) or (B) within 90 days after the occurrence of such withdrawal at least a majority in interest of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such withdrawal of one or more additional general partners; and

               (iii) at 12:00 midnight on the date of termination specified in
                    Section 2.4.

               Nothing contained in this Section 12.1 is intended to exonerate the General Partner from liability to the Partnership or the other Partners if it voluntarily dissolves the Partnership or for any other violation of this Agreement.

     (b) Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the assets of the Partnership shall have been distributed as provided herein and a certificate of cancellation shall have been filed with the Secretary of State of Delaware.

     12.2 Application of Assets. In the event of dissolution the Partnership shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Partnership in an orderly manner), and the assets of the Partnership shall be applied in the manner and in the order of priority set forth in Section 4.9(b).

                                   ARTICLE 13

                                  MISCELLANEOUS

     13.1 Notices.

     (a) Any and all notices, consents, approvals, offers, elections and other communications required or permitted under this Agreement ("Notice") shall be in writing and shall be deemed to be given in writing (including telex, telecopy or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address (evidenced in the case of a telex by receipt of the correct answerback) or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

     If to the General Partner or Dolphin, to it

     141 Waterman Avenue
     Mount Dora, Florida 32757
     Attn: Seth Ellis

     with a copy to:

     Cox & Smith
     112 East Pecan Street, Suite 1800
     San Antonio, Texas 78205
     Attn: Steven A. Elder

     If to AMRM, to

     American Medical Response Management, Inc.
     c/o American Medical Response, Inc.
     2821 South Parker Road
     Aurora, Colorado 80014
     Attn: Chief Financial Officer

     with copies to:

     American Medical Response, Inc.
     2821 South Parker Road
     Aurora, Colorado 80014
     Attn: General Counsel

     Ropes & Gray
     One International Place
     Boston, Massachusetts 02110
     Attn: Ann L. Milner, Esq.

     13.2 Word Meanings. The words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

     13.3 Execution of Papers.

     (a) The Partners agree to execute such instruments, documents, and papers as the General Partner deems necessary or appropriate to carry out the intent of this Agreement.

     (b) Each Partner, including each additional or substitute Partner, by the execution of this Agreement or by agreeing in writing to be bound by the provisions of this Agreement, irrevocably constitutes and appoints the General Partner or any Person designated by the General Partner to act on its behalf for purposes of this Section 13.3 its true and lawful attorney-in-fact with full power and authority in its name, place, and stead to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including all certificates and other instruments, and any amendment thereof, that the General Partner deems appropriate to qualify or continue the Partnership as a registered limited liability partnership under the Act or in any jurisdiction in which the Partnership may conduct such business or in which such qualification or continuation is, in the opinion of the General Partner, necessary to protect the limited liability of the Partners. The appointment by each Partner of the General Partner as its attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, and shall survive the bankruptcy or dissolution of any Partner giving such power and the transfer or assignment of all or any part of such Partner's interests; provided, however, that in the event of a transfer by a Partner of all of its interest, the power of attorney given by the transferor shall survive such assignment only until such time as the Assignee shall have been admitted to the Partnership as a Partner and all required documents and instruments shall have been duly executed, filed, and recorded to effect such admission.

     13.4 Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute or breach of any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which they may be entitled.

     13.5 Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

     13.6 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control and take precedence.

     13.7 Separability of Provisions. Each provision of this Agreement shall be considered and separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

     13.8 Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

     13.9 Further Assurances. The Partners shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

     13.10 Entire Agreement. This Agreement and the schedules and exhibits attached constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersede all prior understandings or agreements between the parties.

     13.11 Waiver. The failure by any party hereto to insist upon or to enforce any of its rights shall not constitute a waiver thereof, and nothing shall constitute a waiver of such party's right to insist upon strict compliance with the provisions hereof. No delay in exercising any right, power or remedy created hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof. Each party hereto may waive the benefit of any provision or condition for its benefit contained in this Agreement, but only if such waiver is evidenced by a writing signed by such party.

     13.12 Amendment. This Agreement shall not be amended without the prior written consent of all the Partners.

     13.13 Agreement in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original and shall constitute one and the same Agreement, binding upon all of the parties hereto.

     13.14 Time of the Essence. Time is of the essence with respect to this Agreement.

     13.15 Venue. Each party submits to the jurisdiction of any state or federal court sitting in the State of Florida, in any action or proceeding for the enforcement of this Agreement or relating to an alleged dispute or breach of any of the provisions of this Agreement and agrees not to bring any action or proceeding for the enforcement of this Agreement or relating to an alleged dispute or breach of any of the provisions of this Agreement in any other state or federal court other than a state or federal court sitting in Orange County, Florida; provided, however, that any party may bring any such action or proceeding in any state or federal court sitting in the State of Florida if such action may not be brought in or properly heard by a state or federal court sitting in Orange County, Florida. Each party waives to the extent not prohibited by applicable law in any such action or proceeding brought in any of the above-named courts any claim that it is not subject personally to the jurisdiction of such court, that the suit or proceeding is brought in an inconvenient forum or that the venue of such proceeding is improper. Each party consents to service of process in any such proceeding in any manner permitted by the laws of the State of Florida and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 13.1 is reasonably calculated to give actual notice.

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by a duly authorized officer as of the 24th day of July, 1996.

                                        GENERAL PARTNER:

                                        FLORIDA EMERGENCY PARTNERS, INC.


                                        By /s/ Seth Ellis
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        AMERICAN MEDICAL RESPONSE
                                        MANAGEMENT, INC.


                                        By /s/ David Bingaman
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        DOLPHIN LEASING, LTD.

                                        By Florida Regional Emergency
                                           Services, Inc.,
                                           General Partner


                                        By /s/ Seth Ellis
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                                                       EXHIBIT A

                               ADVISORY AGREEMENT

     THIS ADVISORY AGREEMENT (this "Agreement") is made as of the 24th day of July 1996, by and between American Medical Response of Colorado, Inc., a Delaware corporation (the "Advisor") and Regional Emergency Services, L.P., a Delaware limited partnership (the "Partnership").

                                   WITNESSETH

     WHEREAS, the Partnership provides management and related services to hospital-based ambulance services; and

     WHEREAS, the Advisor has certain expertise in providing ambulance services; and

     WHEREAS, the Partnership wishes to retain Advisor to perform certain advisory services for the Partnership, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, it is mutually agreed as follows:

1. Engagement. The Partnership hereby retains the Advisor, and the Advisor hereby agrees to be retained by the Partnership to provide the services to the Partnership described in Section 2 upon the terms and conditions and for the compensation set forth herein.

2. Advisory Services. From time to time, at the reasonable request of the Partnership, the Advisor will consult with the partnership in the areas of strategic planning and marketing.

3.   Compensation.

     a. Advisory Fee. As full compensation for the services to be rendered hereunder pursuant to Section 2, the Advisor shall be entitled to receive an advisory fee (the "Advisory Fee") from the Partnership at the annual rate of $200,000 multiplied, in the case of years ending after December 1997, by the Inflation Adjustment; provided, however, that the Advisory Fee for the calendar year ending December 31, 1996 shall be calculated as of the term of this Agreement commenced on July 1, 1996. The "Inflation Adjustment" for any year shall be equal to the fraction the numerator of which is the revised Bureau of Labor Statistics Consumer Price Index for all Items and Major Group Figures for All Urban Consumers, U.S. City Average (1982-84=100) (the "Index") for December of the preceding year and the denominator of which is the Index for June 1996. If the Inflation Adjustment or another amount cannot be calculated when a monthly payment fee is due, an estimated fee shall be paid and an appropriate adjusting payment shall be made as soon as such adjustment can be calculated. Appropriate modification to the Inflation Adjustment shall be made if the Index shall cease to be updated as of the end of each calendar year. The Advisory Fee for the calendar year ending December 31, 1996 shall be pro rated according to the number of days from July 1, 1996 to the end of such calendar year and such Advisory Fee for the last calendar year of the Advisor's term as a Advisor hereunder to be pro rated according to the number of days from the beginning of such calendar year to the termination of the Advisor hereunder. The Advisory Fee shall be payable to the Advisor monthly in arrears, within 10 days after the end of each month.

     b. Expenses. In addition to the Advisory Fee, the Partnership shall reimburse the Advisor for its reasonable out-of-pocket expenses incurred by the Advisor in connection with the provision by the Advisor of the services pursuant to Section 2, to the extent such expenses are contained in the Budget of the Partnership or approved by each Partner of the Partnership pursuant to the Partnership Agreement.

4. Term. Unless sooner terminated pursuant to Section 5, the Advisor's term as Advisor hereunder shall commence upon the execution of this Agreement and shall terminate upon the termination and winding-up of the Partnership.

5. Termination. The Partnership may terminate the Advisor as Advisor hereunder for any one or more of the following reasons:

     a. the Advisor has taken any action or omitted to take any action if such course of conduct constitutes fraud, gross negligence or material wilful misconduct that is injurious to the Partnership or that is reasonably likely to be injurious to the Partnership if such conduct was to become publicly known;

     b. the Advisor has materially violated this Agreement and such violation shall not have been rectified or cured to the reasonable satisfaction of the Partnership within 30 days after the Partnership gives notice of such violation to the Advisor containing reasonably specific details of such violation and describing necessary corrective action, if possible, to rectify or cure such violation;

     c. the Advisor shall file a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law;

     d. the Advisor shall consent to any involuntary petition in bankruptcy or fail to vacate within 90 days from the date of entry thereof any order approving an involuntary petition; and

     e. an order, judgment or decree is entered by any court of competent jurisdiction, adjudicating the Advisor a bankrupt or insolvent or approving a petition seeking reorganization or appointment of a receiver, trustee, or liquidator of all or a substantial part of the Advisor's assets.

     Upon termination of the Advisor as Advisor hereunder, the Advisor shall immediately be entitled to receive payment of all amounts theretofore unpaid which had been earned and due to the Advisor up to the date of termination pursuant to the terms hereof.

6. Notices. All notices, demands or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including telex, telecopy or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address (evidenced in the case of a telex by receipt of the correct answer back) or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

     If to the Partnership, addressed to at:

     141 Waterman Avenue
     Mount Dora, Florida 32757

     with a copy to:

     Cox & Smith
     112 East Pecan Street
     Suite 1800
     San Antonio, Texas 78205
     Attention: Steven A. Elder

     If to the Advisor, to it at:

     2821 South Parker Road, Suite 1000
     Aurora, Colorado 80014
     Attention: President

     with copies to:

     American Medical Response, Inc.
     2821 South Parker Road, Suite 1000
     Aurora, Colorado 80014
     Attention: General Counsel

     Ropes & Gray
     One International Place
     Boston, Massachusetts 02110-2624
     Attention: Ann L. Milner, Esq.

7. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither the Partnership nor the Advisor may assign this Agreement or delegate any of its duties or responsibilities hereunder.

8. Indemnification. To the fullest extent permitted by applicable law, the Partnership shall indemnify the Advisor and its employees (out of Partnership assets only) for any loss, damage or claim incurred by the Advisor or such employee by reason of any act or omission performed or omitted by it or him on behalf of the Partnership in connection with the Advisor's authorized duties hereunder, except that neither the Advisor nor any of its employees shall be entitled to be indemnified in respect of any loss, damage or claim incurred by it or him by reason of gross negligence or wilful misconduct with respect to such acts or omissions or in respect of any loss, damage or claim resulting from a material violation of this Agreement. To the fullest extent permitted by applicable law, the Advisor shall indemnify the Partnership for any loss, damage or claim incurred by the Partnership by reason of any act or omission performed or omitted by the Advisor or any of its employees which includes gross negligence or wilful misconduct and in respect of any loss, damage or claim resulting from a material violation of this Agreement by the Advisor or any of its employees.

9. Confidentiality. The Advisor hereby agrees to consider as proprietary to the Partnership, keep confidential, and not use or disclose to any third party, any information relating to the Partnership which could, if used or so disclosed, have an adverse impact on the business of the Partnership; provided, however, that the Advisor may disclose such information to any person or entity and its lawyers, accountants, or agents if such person or entity is party to a confidentiality agreement which adequately protects the Partnership against disclosures which could adversely affect its business; and provided, further, that the Advisor may disclose such information, on an "as needed" basis, (i) to the Advisor's lawyers, accountants or agents in connection with the ordinary conduct of the Advisor's business affairs or (ii) as required by law or pursuant to regulatory requests; provided, however, that prior to complying with such a regulatory request the Advisor shall notify the Partnership as promptly as possible and shall allow the Partnership to oppose such request.

10. Other Activities. The Advisor is engaged in and has interests in, and in the future may engage in and have interest in business ventures of any kind and description, independently or with others, including ventures that are competitive with the Partnership, without having or incurring any obligation to offer to the Partnership or any other Partner any interest or opportunity to participate in such venture, except as otherwise provided in
     Section 8.2 of the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 24, 1996. Neither the Partnership nor any Partner shall have any rights in or to such venture or the income or profits therefrom.

11. Modification. Neither this Agreement nor any provision hereof shall be amended or modified (or deemed amended or modified), except upon written approval of the Advisor and the Partnership; provided, however, that the Partnership shall not grant any such approval except as contemplated by
     Section 5.1 of the Partnership Agreement.

12. Governing Law. All matters affecting the interpretation of this Agreement and the rights of the parties hereto shall be governed by the laws of the State of Florida.

13. No Waivers, Etc. No waivers, express or implied, by either party of any breach of any of the covenants, agreements or duties hereunder of the other party shall be deemed to be a waiver of any other breach thereof or the waiver of any other covenant, agreement or duty.

14. Entire Understanding. This Agreement supersedes all oral and written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties with respect to the subject matter hereof.

                                        AMERICAN MEDICAL RESPONSE OF
                                        COLORADO, INC.


                                        By /s/ David Bingaman
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        REGIONAL EMERGENCY SERVICES, L.P.

                                        By: FLORIDA REGIONAL PARTNERS, INC.,
                                            General Partner


                                        By /s/ Seth D. Ellis
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                                                       Exhibit B

                                   Partnership

1996 Budget

                                        Annual    July - Dec 96
                                      ---------   -------------
     Revenues:
     Management Contracts             6,517,444     3,258,722
     Equipment Lease Income           1,166,556       583,278
     Vo-Tech Education Revenue           86,970        45,000
     Other Education                    110,000        40,335
     Employee Management Fees            20,448        10,224
     Interest Income                     27,360        13,680
     Gain/Loss on Sale of Equipment      (3,761)          889
     Miscellaneous Income                 5,952         2,976

     Total Revenues                   7,930,969     3,955,104

#    Expenses:
10   General - FL                       423,776       208,965
11   General - TX                        41,720        20,860
19   Field Ops - TX                     253,912       126,956
20   Field Ops - FL                     210,498        88,955
23   Education - FL                     202,000       101,000
25   MIS                                295,141       145,000
26   Education - San Antonio             53,668        26,834
27   Education - Texas City              14,000         7,109
28   Business Development               153,087        47,004
40   Support Services                   150,468        85,295
48   Administration - AMR               159,790       159,790
49   Administration - TX                379,133       125,709
50   Administration - FL                140,864        69,816
51   Dolphin Admin                      650,787       285,000
52   Public Relations                    79,523        35,000
55   Legal Services                      56,385        21,560
70   Business Office                  1,004,644       510,000
72   Accounting                         381,200       218,300
80   Human Resources                    163,971        98,167
81   Employee Benefits                  123,854        61,927
95   Depreciation/Amortization          392,878       196,439

     Total Expenses                   5,331,298     2,639,685

     Projected Net Income             2,599,671     1,315,419

                                                                       EXHIBIT C

                              MANAGEMENT AGREEMENT

     THIS MANAGEMENT AGREEMENT (this "Agreement") is made as of the 24th day of July, 1996, by and between Dolphin Dynamics, Inc., a Florida corporation (the "Manager") and Regional Emergency Services, L.P., a Delaware limited partnership (the "Partnership").

                                   WITNESSETH

     WHEREAS, the Partnership was formed for the purpose of providing management and related services to hospital-based ambulance services; and

     WHEREAS, pursuant to the Contribution and Sale Agreement dated as of July 24, 1996, among Florida Regional Emergency Services, Inc., a Florida corporation ("FRES"), Dolphin Leasing, Limited, a Texas limited partnership, the Partnership, American Medical Response, Inc., American Medical Response Management, Inc., a Delaware corporation ("AMRM"), and Florida Emergency Partners, Inc., a Florida corporation (the "General Partner") and Zebulon Osborne, Seth Ellis and William Compton (collectively, the "Principals"), FRES and Dolphin contributed certain assets to the Partnership; and

     WHEREAS, pursuant to the laws of the State of Delaware and the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), the General Partner has the authority and fiduciary responsibility to manage and control the business and properties of the Partnership; and

     WHEREAS, the Manager and the General Partner are affiliates of one another, the Manager and the General Partner being owned by the Principals; and

     WHEREAS, the Manager, through the Principals, who are officers, directors and employees of the Manager, possesses certain experience and expertise in providing management and related services to hospital-based ambulance services; and

     WHEREAS, the Partnership wishes to retain the Manager to perform certain management and administrative services ("Management Services") for the Partnership, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, it is mutually agreed as follows:

     1. Definitions. Terms defined in the Partnership Agreement and not otherwise defined herein are used herein with the meanings so defined.

     2. Engagement. The Partnership hereby retains the Manager, and the Manager hereby agrees to be retained by the Partnership, as a manager to the Partnership, to provide Management Services to the Partnership upon the terms and conditions and for the compensation set forth herein.

     3. Maintenance of Control. The Partnership shall be and remain the owner and holder of all licenses, contracts and certificates and shall be the party to all third party contracts for management and related services.

     4. Management Services. The Manager will provide advisory, consultative and other services to the Partnership designed to achieve the purposes of the Partnership and, subject to the direction and control of the General Partner, will perform the day-to-day administrative operations of the Partnership and supervise the business and affairs of the Partnership, including without limitation the following:

          (a) The Manager shall identify and assist the Partnership in recruiting qualified employees of the Partnership. The selection, continued service and termination of employees of the Partnership shall be the responsibility of the Partnership. The Manager will assist the Partnership with annual employee evaluations.

          (b) The Manager will provide consultation and support for business office operations. The Manager also will assist the Partnership in the selection of outside contractors for such services if additional consultation or services are requested by the Partnership.

          (c) The Manager will assist in developing the Partnership's markets with the approval of the Partnership. The Manager will support the Partnership in acquisitions, joint ventures and other transaction structuring issues.

          (d) The Manager will assist the Partnership in preparing the Budgets.

          (e) The Manager will assist the Partnership in the negotiation and administration of the Partnership's third party management and related contracts.

          (f) The Manager will assist the Partnership with strategic market direction.

          (g) The Manager will provide such other services to the Partnership as may be reasonably requested by the Partnership.

     5. Compensation; Expenses.

          (a) Management Fee. As full compensation for the Management Services to be rendered hereunder, Manager shall be entitled to receive from the Partnership a management fee (the "Management Fee") at the annual rate of $507,600 multiplied, in the case of years ending after December 31, 1997, by the Inflation Adjustment; provided, however, that the Management Fee for the calendar year ending December, 1996 shall be calculated as if the term of this Agreement commenced on July 1, 1996.

     The "Inflation Adjustment" for any year shall be equal to the fraction the numerator of which is the revised Bureau of Labor Statistics Consumer Price Index for all Items and Major Group Figures for All Urban Consumers, U.S. City Average (1982-84=100) (the "Index") for December of the preceding year and the denominator of which is the Index for June, 1996. If the Inflation Adjustment or another amount cannot be calculated when a monthly payment fee is due, an estimated fee shall be paid and an appropriate adjusting payment shall be made as soon as such adjustment can be calculated. Appropriate modification to the Inflation Adjustment shall be made if the Index shall cease to be updated as of the end of each calendar year.

     The Management Fee for the calendar year ending December 31, 1996 shall be pro rated according to the number of days from July 1, 1996 to the end of such calendar year and such Management Fee for the last calendar year of the Manager's term as a Manager hereunder to be pro rated according to the number of days from the beginning of such calendar year to the termination of the Manager hereunder. The Management Fee shall be payable to the Manager monthly in arrears, within 10 days after the end of each month.

     As soon as reasonably possible, the Partnership will develop and initiate an incentive profit sharing plan similar to other plans provided by American Medical Response, Inc. to employees of its subsidiaries.

          (b) Expenses. In addition to the Management Fee, the Partnership shall reimburse Manager for its reasonable out-of-pocket expenses incurred by the Manager in connection with the provision by the Manager of the Management Services pursuant to this Agreement, to the extent such expenses are contained in the Budget of the Partnership or approved by each Partner of the Partnership pursuant to the Partnership Agreement.

     6. Term. Unless sooner terminated pursuant to Section 7, the Manager's term as Manager hereunder shall commence upon the execution of this Agreement and shall terminate upon the termination and winding-up of the Partnership.

     7. Termination.

          (a) The Manager shall be automatically terminated as manager hereunder upon termination of the Manager pursuant to Section 7.5(a) or (b) of the Partnership Agreement;

          (b) AMRM may cause the Partnership to terminate the Manager as manager hereunder, effective upon written notice to the Manager from AMRM, for any one or more of the following reasons:

               (i) the closing of the sale of the FRES Affiliates Interest in the Partnership shall have occurred pursuant to Section 11 of the Partnership Agreement;

               (ii) the Manager shall file a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law;

               (iii) the Manager shall consent to any involuntary petition in bankruptcy or fail to vacate within 90 days from the date of entry thereof any order approving an involuntary petition;

               (iv) an order, judgment or decree is entered by any court of competent jurisdiction, adjudicating the Manager a bankrupt or insolvent or approving a petition seeking reorganization or appointment of a receiver, trustee, or liquidator of all or a substantial part of the Manager's assets; and

               (v) FEP has been terminated as the General Partner pursuant to
     Section 7.5 of the Partnership Agreement.

          (c) The Manager may terminate the Manager as manager hereunder effective upon notice to the Partnership at any time after FEP has been terminated as the General Partner pursuant to Section 7.5 of the Partnership Agreement or if the closing of the sale of the FRES Affiliates Interest in the Partnership shall have occurred pursuant to Section 11 of the Partnership Agreement.

     In no event shall the Manager be terminated by the Partnership as manager hereunder without the prior written consent of AMRM.

     Upon termination of the Manager as Manager hereunder, that Manager shall immediately be entitled to receive payment of all amounts theretofore unpaid which had been earned and due to Manager up to the date of termination pursuant to the terms hereof.

     8. Benefits. During the Manager's term as manager hereunder (but only as long as the Manager and its affiliates in one aggregate (directly or through attribution), own at least 50% of the interests in the Partnership), the Partnership will allow each Principal as long as he is employed by the Manager, to participate in the employee benefit plans of the Partnership generally made available to employees of the Partnership upon the same terms that such employees participate in such benefit plans, subject to applicable law and the terms of the Partnership's benefit plans.

     9. Notices. All notices, demands or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including telex, telecopy or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address (evidenced in the case of a telex by receipt of the correct answer back) or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

     If to the Manager, addressed to at:

     141 Waterman Avenue
     Mount Dora, Florida 32757

     with a copy to:

     Cox & Smith
     112 East Pecan Street
     Suite 1800
     San Antonio, Texas 78205
     Attention: Steven A. Elder

     If to the Partnership, to it at:

     141 Waterman Avenue
     Mount Dora, Florida 32757

     with copies to:

     American Medical Response Management, Inc.
     c/o American Medical Response, Inc.
     2821 South Parker Road, Suite 1000
     Aurora, Colorado 80014
     Attention: General Counsel

     with a copy to:

     Ropes & Gray
     One International Place
     Boston, Massachusetts 02110-2624
     Attention: Ann L. Milner, Esq.

     10. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however the Manager may not assign this Agreement or delegate any of its duties or responsibilities hereunder.

     11. Indemnification. To the fullest extent permitted by applicable law, the Partnership shall indemnify the Manager and its employees' (out of Partnership assets only) for any loss, damage or claim incurred by the Manager or such employee by reason of any act or omission performed or omitted by it or him on behalf of the Partnership in connection with the Manager's authorized duties hereunder, in a tanner reasonably believed to be within the scope of the authority conferred on the manager under this Agreement, except that neither the Manager nor any of its employees shall be entitled to be indemnified in respect of any loss, damage or claim incurred by it or him by reason of gross negligence or willful misconduct with respect to such acts or omissions or in respect of any loss, damage or claim resulting from a material violation of this Agreement. To the fullest extent permitted by applicable law, the Manager shall indemnify the Partnership for any loss, damage or claim incurred by the Partnership by reason of any act or omission performed or omitted by the Manager or any of its employees which includes gross negligence or willful misconduct and in respect of any loss, damage or claim resulting from a material violation of this Agreement by the Manager or any of its employees.

     12. Confidentiality of Records. The Manager hereby agrees to consider as proprietary to the Partnership, keep confidential, and not use or disclose to any third party, any information relating to the Partnership which could, if used or so disclosed, have an adverse impact on the business of the Partnership; provided, however, that the Manager may disclose such information to any person or entity and its lawyers, accountants, or agents if such person or entity is party to a confidentiality agreement which adequately protects the Partnership against disclosures which could adversely affect its business; and provided, further, that the Manager may disclose such information, on an "as needed" basis, (i) td the Manager's lawyers, accountants or agents in connection with the ordinary conduct of the Manager's business affairs or (ii) as required by law or pursuant to regulatory requests; provided, however, that prior to complying with such a regulatory request the Manager shall notify the Partnership as promptly as possible and shall allow the Partnership to oppose such request.

     13. Other Activities: Noncompete. During its term as Manager hereunder, the Manager shall devote all of its time to its duties hereunder and shall not engage in any other activity; provided, however, the Manager shall be permitted to provide management services to Waterman Health Care Systems, Inc. ("WHCS") and Lake Care Systems, Inc. ("LCS") as described in that certain Management Agreement, dated September 30, 1992, effective October 1, 1992, by and among WHCS, LCS and Manager, which has expired but the Manager continues to provide services on a month to month basis.

     14. Modification. Neither this Agreement nor any provision hereof shall be amended or modified (or deemed amended or modified), except upon written approval of the Manager and the Partnership; provided, however, that the Partnership shall not grant any such approval except as contemplated by Section
5.1 of the Partnership Agreement.

     15. Governing Law. All matters affecting the interpretation of this Agreement and the rights of the parties hereto shall be governed by the laws of the State of Florida.

     16. No Waivers, Etc. No waivers, express or implied, by either party of any breach of any of the covenants, agreements or duties hereunder of the other party shall be deemed to be a waiver of any other breach thereof or the waiver of any other covenant, agreement or duty.

     17. Entire Understanding. This Agreement supersedes all oral and written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF the parties hereunto have executed this Agreement, as of the day and year first above written.

                                        DOLPHIN DYNAMICS, INC.


                                        By /s/ Seth D. Ellis
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        REGIONAL EMERGENCY SERVICES, L.P.

                                        By: Florida Emergency Partners, Inc.,
                                            General Partner


                                        By /s/ Seth D. Ellis
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                                                       EXHIBIT D

                            REPRESENTATION AGREEMENT

     THIS REPRESENTATION AGREEMENT (the "Agreement") is made as of __________, ____, among American Medical Response, Inc., a Delaware corporation or its successor in interest ("American"), [American Medical Response Management, Inc., a Delaware corporation](1), Dolphin Leasing, Ltd., a Texas limited partnership ("Dolphin"), Florida Emergency Partners, Inc., a Texas corporation ("FEP" and collectively with Dolphin, the "Transferors"), and [ ](2) (collectively, the "Principals" and together the Transferors, the "FRES Participants").

                                    RECITALS

     WHEREAS, the Principals are the beneficial and record owners of all of the outstanding capital stock of each of FRES and FEP and the only partners of Dolphin;

     WHEREAS, Regional Emergency Services, L.P. (the "Partnership") is a limited partnership organized under Chapter 17 of Title 6 of the Delaware Code Annotated [and FEP is a general partner of the Partnership](3) and Dolphin is a limited partner of the Partnership; and

     WHEREAS, in connection with the exercise and closing of the Put Option (as defined in the Partnership Agreement referred to below), or the Call Option (as defined in such Partnership Agreement) as the case may be, the FRES Participants are required to make certain representations and warranties upon which the American Partner will be relying in conducting due diligence investigation of the Partnership and in determining whether to exercise the Call Option (as so defined) and whether there has been a Material Adverse Change (as defined in such Partnership Agreement).

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

----------
(1) If American Medical Response Management, Inc. transfers its interest in the Partnership, insert instead name of transferee.

(2) Insert names of all direct and indirect, beneficial and record owners of FEP and Dolphin.

(3) To be modified if FEP is not a general partner of the Partnership to describe FEP's interest in the Partnership.

                                    AGREEMENT

1.   DEFINITIONS.

     As used in this Agreement, the terms defined below shall have the respective meanings hereinafter specified:

          "Agreement": as defined in the introductory paragraph.

          "American": as defined in the introductory paragraph.

          "American Participants": means American and the American Partner.

          "American Partner": as defined in the introductory paragraph.

          "CERCLA": means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "Contract": means an agreement or contract to which the Partnership is a party, or by which it or any of its assets is subject or bound, including without limitation, a lease pursuant to which the Partnership leases its assets to any other Person.

          "Dolphin": as defined in the introductory paragraph.

          "Entity": means any general partnership, limited partnership, corporation, joint venture, limited liability company, trust, business trust, cooperative, association, county, political subdivision or other governmental authority.

          "Environmental Law": means any federal, state or local law, statute or regulation, or any judgment, decree, order, arbitration award, or any license or permit issued by any federal, state or local governmental authority relating to occupational health and safety or pollution or protection of the environment.

          "ERISA": means the Employee Retirement Income Security Act of 1974, as amended.

          "FEP": as defined in the introductory paragraph.

          "FRES Participants": as defined in the introductory paragraph.

          "Lease": means a lease for real or personal property to which the Partnership is a party or to which it or any of its assets is subject or bound.

          "Manager": as defined in the Partnership Agreement.

          "Material Adverse Effect": means with respect to any Person, any effect, change or circumstance that individually, or when taken together with all other such changes, effects or circumstances, has been or is reasonably likely to be materially adverse to its business, assets, condition (financial or otherwise) or results of operations of such Person.

          "Option Closing Date": as defined in the Partnership Agreement.

          "Partnership": as defined in the introductory paragraph.

          "Partnership Agreement: means the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 24, 1996, as from time to time in effect.

          "Person": means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity where the context so admits.

          "Principals": as defined in the introductory paragraph.

          "RCRA": means the Resource Conservation and Recovery Act of 1976, as amended.

          "Transfer Agreement": as defined in the Partnership Agreement.

          "Transaction Document": means this Agreement, the Transfer Agreement and, if applicable, the certificate referred to in the last paragraph of
     Section 11.1(a) of the Partnership Agreement.

          "Transferees": as defined in the Transfer Agreement.

          "Transferors": as defined in the introductory paragraph.

2.   REPRESENTATIONS AND WARRANTIES OF THE FRES PARTICIPANTS

     The FRES Participants jointly and severally make the following representations and warranties to American Participants.

     2.1. Due Organization.

          (a) Each FRES Participant that is a corporation and the Manager is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities necessary to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect on the Partnership. Complete and correct copies of the articles of incorporation and by-laws and stock records and minute books of each of FRES Participant that is a corporation and the Manager have been previously furnished or made available to the American Participants.

          (b) Dolphin is a limited partnership duly formed and validly existing under laws of the State of Texas. Dolphin is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities necessary to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect on the Partnership. Complete and correct copies of the certificate of limited partnership and partnership agreement of Dolphin have been previously furnished or made available to the American Participants.

     2.2. Authorization. Each FRES Participant has all corporate or other power and authority to enter into and perform each Transaction Document and to consummate the transactions contemplated thereby. The execution and delivery by each FRES Participant of each Transaction Document and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate or other action on the part of each such Person. This Agreement has been duly and validly executed and delivered by each FRES Participant. This Agreement constitutes, and' when executed and delivered in accordance with the terms of this Agreement or the Partnership Agreement each other Transaction Document will, constitute, the legal, valid and binding obligation of each FRES Participant and each is enforceable against each such Person in accordance with its terms.

     2.3. No Conflicts; Approvals. Except as set forth on Schedule 2.3.,

          (a) Neither the execution, delivery and performance of any Transaction Document by any FRES Participant nor the consummation by it of the transactions contemplated thereby nor the continuation of the business of the Partnership after giving effect thereto will:

               (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws or the certificate of limited partnership or partnership agreement or similar governing instrument of any FRES Participant;

               (ii) result in any conflict with, breach of, or default or give rise to any right to termination, cancellation or acceleration, or loss of any right or benefit or the imposition of any penalties or remedies under, or require any consent or approval with respect to, any license, permit, certificate of need, indenture, contract, agreement, lease or other instrument to which any FRES Participant or the Partnership is a party or subject to or by which any of them or any of their respective properties or assets may be subject or bound, or

               (iii) violate any order, law, rule or regulation applicable to any FRES Participant or the Partnership, or by which any of them or any of their respective properties or assets may be subject or bound.

          (a) No action, consent or approval by, or filing by any FRES Participant or the Partnership with any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, or any other Person is required in connection with the execution, delivery or performance by any FRES Participant of any Transaction Document, the consummation by any FRES Participant of the transactions contemplated thereby or the continuation of the business of the Partnership after giving effect thereto.

     2.4. Capital Stock; Partnership Interests. Schedule 2.4(a) sets forth the authorized, issued and outstanding capital stock or other equity interest of each FRES Participant (other than FRES Participants that are individuals). All of such issued and outstanding shares of capital stock or other equity interest are owned, beneficially and of record, by the Principals as set forth on
Schedule 2.4(a) and in the case of capital stock have been duly authorized and validly issued and are fully paid and nonassessable.

     2.5. The Partnership Interests.

          (a) The Partnership is a limited partnership duly formed under Chapter 17 of Title 6 of the Delaware Code Annotated and is validly existing and in good standing under the laws of the State of Delaware. Except as set forth on Schedule 2.5, the Partnership is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities necessary to carry on its business in the places and in the manner as presently conducted.

          (b) Each Transferor has good and marketable title to its partnership interest in the Partnership, free and clear of all options, liens, pledges, mortgages, security interests, or other encumbrances of any kind, other than restrictions on transfer set forth in the Partnership Agreement.

     2.6 Options, Warrants, Etc. No option, warrant, call, conversion right or commitment of any kind exists that obligates the Partnership to issue any partnership or other interest or that obligates any Transferor to sell, transfer or otherwise dispose of all or any of its partnership interest in the Partnership. Except as described on Schedule 2.6, no option, warrant, call, conversion right or commitment of any kind exists that obligates any Transferor to issue any of its authorized but unissued capital stock or any partnership or other equity interest or that obligates any FRES Participant to sell, transfer or otherwise dispose of any of its or his ownership interest in any Transferor.

     2.7. Financial Statements; Financial Condition. Each of (a) the audited balance sheets of the Partnership as at the end of the most recent two fiscal years of the Partnership and the respective related statements of income and other related financial statements of the Partnership and the notes thereto furnished to the partners of the Partnership pursuant to Article 6 of the Partnership Agreement and (b) the unaudited balance sheets of the Partnership and the related statements of income and other related financial statements furnished to the partners of the Partnership pursuant to Article 6 of the Partnership Agreement since the end of the most recent fiscal year of the Partnership, have been prepared in accordance with the provisions of Article 6 of the Partnership Agreement and generally accepted accounting principles applied on a consistent basis throughout the periods indicated, subject in the case of the unaudited financial statements to the addition of footnotes and to normal year-end audit adjustments. Such financial statements present fairly, in all material respects, the financial condition of the Partnership at the respective dates thereof and the results of its operations for the periods covered thereby.

     2.8. Undisclosed Liabilities and Obligations. Except as and to the extent disclosed in the most recent financial statements referred to in Section 2.7 or in Schedule 2.8, to the best knowledge of each FRES Participant, the Partnership does not have any liability or obligation of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise.

     2.9. Litigation. Except to the extent set forth in Schedule 2.9, there are no claims, actions, suits, proceedings or investigations, pending or, to the best knowledge of each FRES Participant threatened, against or affecting any FRES Participant or the Manager or the Partnership, nor are there any existing facts, circumstances or events which constitute, to the best knowledge of each Principal, a reasonable basis for any claim, action, suit, proceeding or investigation and no notice of any claim, action, suit, proceeding or investigation, whether pending or threatened, has been received.

     2.10. Conformity with Law. Except to the extent set forth in Schedule 2.10, neither the Partnership nor any Transferor nor the Manager is in material default under any applicable order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it or him. Except to the extent set forth on Schedule 2.10, to the best knowledge of each FRES Participant, each of the Partnership, each Transferor and the Manager has conducted and is conducting its businesses in substantial compliance with all applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The treatment of cost reporting for expenses of ambulance services and related expenses for the purpose of Medicare reimbursement recommended by the Manager or the Partnership, to the extent any such Person makes any such recommendations, to the Partnership or its customers was at the time such recommendations were made in compliance with all laws, rules and regulations applicable to Medicare reimbursement.

     2.11. Contracts and Leases.

          (a)  Except as set forth in Schedule 2.11(a),

               (i) each Contract and each Lease is the legal, valid and binding obligation of the Partnership and, to the best knowledge of each FRES Participant, the other parties thereto, each Contract and each Lease is in full force and effect, and

               (ii) no FRES Participant has any reason to believe that any
                    Contract or any Lease will not continue in full force and effect following the consummation of transactions contemplated hereby.

          (b) Except as set forth in Schedule 2.11(b), the Partnership has complied with all material commitments and obligations pertaining to each Lease and Contract and the Partnership is not in default under any Lease or Contract and has not received or given any notice of default thereunder and, to the best knowledge of each FRES Participant, no other party to any such lease or contract is in default thereunder.

          (c) Except as described on Schedule 2.11(c), no customer of the Partnership and no other party to any Contract has advised the Partnership or any FRES Participant of its intent to cancel or substantially reduce or is currently attempting or threatening to cancel or substantially reduce service.

     2.12. Environmental Matters.

          (a) Except as set forth on Schedule 2.12,

               (i) (A) the Partnership has never disposed of, or contracted for the disposal of, hazardous wastes, hazardous substances, infectious or medical waste, radioactive waste or sewage sludges as those terms are defined by RCRA, CERCLA, the Atomic Energy Act of 1954, as amended, or any comparable state laws, rules or regulations, and (B) no such wastes, substances, or sludges generated by the Partnership or any of its predecessors have finally come to be located on any site which is or has been (including as a potential or suspect site) included in any published federal, state, or local "superfund" or other list of hazardous or toxic waste sites;

               (ii) there has been no storage or treatment of solid wastes or hazardous wastes (as defined in RCRA) by the Partnership at any site or other facility owned or operated by the Partnership in violation of any applicable law, rule, regulation, order, judgment or permit or that would require any material remedial action under any applicable law;

               (iii) (A) the Partnership has not received any notice of any violation with respect to asbestos or hazardous substances at any of its sites, (B) there has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto any property owned or leased by the Partnership, or into the environment surrounding any such property, of any toxic or hazardous substances as defined under any local, state or Federal regulations or laws and (C) the Partnership has never owned, operated and/or leased a waste transfer, recycling, treatment, storage or disposal facility;

               (iv) (A) no employee of the Partnership has, in the course and scope of employment, been exposed in violation of any law or regulation to hazardous, infectious, radioactive or toxic wastes or substances and (B) there has been no assertion by any governmental agency or other regulatory authority of any environmental lien or action; and

               (v) the Partnership has not caused or taken any action that is reasonably expected to result in, and the Partnership is not subject to, any material potential liability or obligation under any Environmental Law.

          (b) Included in Schedule 2.12 is a complete list of all disposal sites utilized by the Partnership.

     2.13. Underground Storage Tanks. Except as described on Schedule 2.13, the Partnership has never owned, leased or operated any real estate having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 and/or other applicable federal, state or local laws, rules and regulations and requirements. As to each such underground storage tank ("UST") identified in Schedule 2.13, the FRES Participants have provided the following to the American Participants:

          (a) a description of the location of the UST and whether the Partnership currently owns or leases the property on which the UST is located;

          (b) copies of all of the UST's manufacturer's literature, brochures, proposals and contract documents describing the UST system and all manufacturer's warranties covering the UST system;

          (c) The date of installation and specific use or uses of the UST;

          (d) copies of all UST tank and piping tightness tests and cathodic protection tests and similar studies or reports for all periods;

          (e) a copy of the notification For UST;

          (f) all other records with regard to the UST such as the results of groundwater or soil tests; and

          (g) a summary description of all instances in which the UST failed to meet applicable standards and regulations for tightness or otherwise.

     2.14. Relations with Government. Except as set forth in Schedule 2.14, neither the Partnership nor any FRES Participant nor the Manager has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause it or any such other Person to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other law of similar effect.

     2.15. Fraud and Abuse. Neither the Partnership nor any FRES Participant nor the Manager nor any of their respective predecessors has engaged in any activities that are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Section 1320a-7b, the False Claims Act or the regulations promulgated pursuant to such statutes, or any similar federal, state or local statutes or regulations or which are prohibited by binding rules of professional conduct, including but not limited to the following:

          (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment;

          (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

          (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and

          (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or order of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors.

     2.16. Disclosure. The Transaction Documents and the schedules thereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.   GENERAL

     3.1. Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns and the heirs and legal representatives of any individual party hereto.

     3.2. Counterparts: This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             [List names of the parties and add signature lines]

                                LIST OF SCHEDULES

Schedule No.       Description
------------       -----------
Schedule 2.3       Certain Consents, etc.
Schedule 2.4(a)    Capital Stock
Schedule 2.5       The Partnership
Schedule 2.8       Liabilities and Obligations
Schedule 2.9       Litigation
Schedule 2.10      Conformity with Law
Schedule 2.11(a)   Contracts and Leases
Schedule 2.11(b)   Certain Exceptions
Schedule 2.11(c)   Certain Exceptions
Schedule 2.12      Environmental Matters
Schedule 2.13      Underground Storage Tanks
Schedule 2.14      Relations with Government

                                                                       EXHIBIT E

                               TRANSFER AGREEMENT

     THIS TRANSFER AGREEMENT (the "Agreement") is made as of among American Medical Response, Inc., a Delaware corporation or its successor in interest ("American"), [American Medical Response Management, Inc., a Delaware corporation](4) (the "American Partner") [insert names or names of Person or Persons designated by American Medical Response Management, Inc. or its transferee to be transferees hereunder], Dolphin Leasing, Ltd., a Texas limited partnership ("Dolphin"), Florida Emergency Partners, Inc., a Texas corporation ("FEP" and collectively with Dolphin, the "Transferors"), and [ ](5) (collectively, the "Principals" and together with FRES and the Transferors, the "FRES Participants").

                                    RECITALS

     WHEREAS, the Principals are the beneficial and record owners of all of the outstanding capital stock of each of FRES and FEP and the only partners of Dolphin;

     WHEREAS, Regional Emergency Services, L.P. (the "Partnership") is a limited partnership organized under Chapter 17 of Title 6 of the Delaware Code Annotated [and FEP is a general partner of the Partnership](6) and Dolphin is a limited partner of the Partnership; and

     WHEREAS, Dolphin desires to transfer to [insert name of transferee designated by American Medical Response Management, Inc. or its transferee] (the "Dolphin Transferee"), and " the Dolphin Transferee desires to acquire, all of Dolphin's right, title and interest in and to the Partnership (the "Dolphin Interest").

     WHEREAS, FEP desires to transfer to [insert name of transferee designated by American Medical Response Management, Inc. or its transferee] (the "FEP Transferee" and, collectively with the Dolphin Transferee, the "Transferees"), and the FEP Transferee desires to acquire, all of FEP's right, title and interest in and to the Partnership (the "FEP Interest" and, collectively with the Dolphin Interest, the "Interests").

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

----------
(4) If American Medical Response Management, Inc. transfers its interest in the Partnership, insert instead name of transferee.

(5) Insert names of all direct and indirect, beneficial and record owners of FEP and Dolphin.

(6) To be modified if FEP is not a general partner of the Partnership to describe FEP's interest in the Partnership.

                                    AGREEMENT

1.   DEFINITIONS.

     As used in this Agreement, the terms defined below shall have the respective meanings hereinafter specified:

          "Agreement": as defined in the introductory paragraph.

          "American": as defined in the introductory paragraph.

          "American Participant": shall mean American and the American Partner.

          "American Partner": as defined in the introductory paragraph.

          "Damages": as defined in Section 5.2.

          "Dolphin": as defined in the introductory paragraph.

          "Dolphin Interest" as defined in the recitals.

          "Dolphin Transferee" as defined in the recitals.

          "Entity": shall mean any general partnership, limited partnership, corporation, joint venture, limited liability company, trust, business trust, cooperative, association, county, political subdivision or other governmental authority.

          "FEP": as defined in the introductory paragraph.

          "FEP Interest": as defined in the recitals.

          "FEP Transferee": as defined in the recitals.

          "FRES Participants": as defined in the introductory paragraph.

          "Illegal Act Representations": as defined in Section 5.1.

          "Indemnifying Party": as defined in Sections 5.2.

          "Indemnitee": as defined in Sections 5.2.

          "Partnership": as defined in the recitals.

          "Partnership Agreement": means the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 24, 1996, as from time to time in effect.

          "Person": shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity where the context so admits.

          "Principals": as defined in the introductory paragraph.

          "Representation Agreement": as defined in the Partnership Agreement.

          "Third Person": as defined in Section 5.3.

          "Transferees": as defined in the recitals.

          "Transferors": as defined in the introductory paragraph.

2.   TRANSFER OF PARTNERSHIP AGREEMENT.

     (a) In consideration for the payment to Dolphin and FEP of the Option Price (as defined in the Partnership Agreement), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

          (i) Dolphin hereby (A) transfers and assigns to the Dolphin Transferee as of the date hereof, the Dolphin Interest, free and clear of any option, lien, pledge, mortgage, security interest or other encumbrance of any kind and (B) irrevocably constitutes and appoints the Dolphin Transferee, its successors and assigns, the true and lawful attorney of Dolphin, with full power of substitution in the name of Dolphin, or otherwise, and on behalf and for the benefit of the Dolphin Transferee, its successors and assigns, to demand and receive from time to time any and all of the Dolphin Interest hereby conveyed, transferred, assigned and delivered, or intended so to be.

          (ii) FEP hereby (A) transfers and assigns to the FEP Transferee as of the date hereof, the FEP Interest, free and clear of any option, lien, pledge, mortgage, security interest or other encumbrance of any kind and (B) irrevocably constitutes and appoints the FEP Transferee, its successors and assigns, the true and lawful attorney of FEP, with full power of substitution in the name of FEP, or otherwise, and on behalf and for the benefit of the FEP Transferee, its successors and assigns, to demand and receive from time to time any and all of the FEP Interest hereby conveyed, transferred, assigned and delivered, or intended so to be.

          (iii) Each Transferor hereby declares that the foregoing powers are coupled with an interest and shall be irrevocable by it in any manner or for any reason.

     (b) Notwithstanding anything to the contrary contained herein, no Transferee is assuming and shall not be deemed to have assumed, any liability or obligation of any Transferor to the Partnership or any other Person, and no Transferor shall be released or relieved of any liability or obligation for any acts or omissions of such Transferor or any of its Affiliated Persons (as defined in the Partnership Agreement).

3.   REPRESENTATIONS AND WARRANTIES OF THE FRES PARTICIPANTS.

     The FRES Participants jointly and severally make the following representations and warranties to the American Participants and the Transferee:

     3.1. Representations and Warranties in the Representation Agreement. The representations and warranties contained in Section 2 of the Representation Agreement were true and correct as of the date of the Representation Agreement and except as set forth in Schedule 3 are true and correct as of the date hereof with the same force and effect as though made on and as of such date.

     3.2. Performance of Obligations. Each FRES Participant has complied with, performed and satisfied all terms, covenants and conditions required by the Partnership Agreement or the Representation Agreement to be complied with, performed and satisfied by them in connection with the transactions contemplated hereby on or before the date hereof.

4.   COVENANTS.

     4.1. Further Assurances. From time to time, at the request of any Transferee and without further consideration, the FRES Participants shall execute and deliver any further instruments and take such other action as may be reasonably requested by such Transferee to carry out the transactions contemplated hereby.

5.   INDEMNIFICATION.

     5.1. Survival of Representations and Warranties.

          (a) The representations and warranties of the FRES Participants made in this Agreement shall survive until two years from the date hereof; provided, however, the representations and warranties set forth in Sections 2.5(b), 2.12, and 2.13 of the Representation Agreement as hereby reaffirmed and made as of the date hereof, and the representations and warranties set forth in Sections 2.14 and 2.15 of the Representation Agreement ("Illegal Acts Representations") as hereby reaffirmed and made as of the date hereof, shall survive the date hereof and expire upon the expiration, if any, of the statute of limitations applicable thereto, including any extensions thereof, and provided, further, that representations and warranties with respect to which a claim is made within the applicable survival period shall survive until such claim is finally determined and paid.

          (b) No claim for indemnification may be made with respect to a representation and warranty after the expiration of the applicable survival period, other than claims based on fraud.

     5.2. Indemnification by the FRES Participants. The FRES Participants (each in its or his capacity as an indemnifying party, an "Indemnifying Party") covenant and agree that they will jointly and severally indemnify, defend, protect, and hold harmless each of the American Participants and each Transferee and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "Indemnitee") at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such Indemnitee as a result of or incident to any breach of any representation or warranty of any FRES Participant set forth herein (in each case as such representation or warranty would read is all qualifications as to materiality and Material Adverse Effect were deleted therefrom) and any misrepresentation in connection with this Agreement or the transactions contemplated hereby and (b) any breach or nonfulfillment by any FRES Participant of, or any noncompliance by any FRES Participant with, any covenant, agreement, or obligation contained herein.

     5.3. Third Person Claims. Promptly after an Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall, as a condition precedent to a claim with respect thereto being made against an Indemnifying Party, give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not relieve such Indemnifying Party from the liability under this Section with respect to such claim, action or proceeding, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party (at its own expense) shall have the right and shall be given the opportunity to associate with the Indemnitee in the defense of such claim, suit or proceedings, provided that counsel for the Indemnitee shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings. The Indemnitee shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure of the Indemnitee to settle a claim expeditiously could have an adverse effect on the Indemnitee, the failure of the Indemnifying Party to act upon the Indemnitee's request for consent to such settlement within five business days of the Indemnifying Party's receipt of notice thereof from the Indemnitee shall be deemed to constitute consent by the Indemnifying Party of such settlement for purposes of this Section 5.3.

     5.4. Limitations on Indemnification.

          (a) Except with respect to Damages relating to Illegal Acts Representations made by the FRES Participants, no Indemnifying Party shall have any obligation to indemnify any Indemnitee for Damages relating to breaches of representations and warranties set forth herein until the aggregate amount of Damages incurred by the Indemnitees exceeds $100,000, in which event such Person or Persons shall be entitled to indemnification only with respect to the amount of such Damages in excess of $100,000.

          (b) The aggregate liability of the FRES Participants for indemnification claims under Section 5.2 for breaches of representations and warranties shall not exceed the Option Price (as defined in the Partnership Agreement).

          (c) The personal liability of each Principal who is an individual for indemnification claims under Section 5.2 (other than for breaches of Section 6) shall not exceed the aggregate amount of the cash or other assets distributed or paid to such Principal (or his successors, assigns or transferees) by the Transferors or any other

     Principal on or after the date hereof, directly or indirectly. No Principal who is an individual shall have personal liability for any breach by any other Principal who is an individual of the provisions of Section 6.

     5.5. Method of Payment. The FRES Participants shall pay all indemnification claims in cash. In the event that any Indemnitee makes a claim for indemnification hereunder and such claim is not paid within 14 days of the date the claim is made, the FRES Participants shall also pay at the time such claim is paid an amount equal to interest on the amount of such claim at a per annum rate of 10% from the date the claim was made to the actual date of payment of the claim or withholding with respect thereto.

     5.6. Exclusively. Except with respect to equitable relief for violations of
Section 6, the indemnification provisions of this Section shall be the exclusive remedy for claims under this Agreement, other than claims based on fraud and, notwithstanding any provision in this Agreement to the contrary, no party shall be able to avoid the limitations expressly set forth in this Section 5 by electing to pursue any other remedy.

     5.7. Calculation of Damages. For purposes of this Section 5 "Damages" shall be calculated after making appropriate adjustments for (i) insurance proceeds received by the parties and (ii) net tax benefits realized by the parties and tax consequences to the parties of Damages incurred and indemnification payments pursuant to this Section 5.

6.   NONCOMPETITION AND NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

     Each FRES Participant hereby agrees to comply, and each Principal hereby agrees to cause FRES Affiliate (as defined in the Partnership Agreement) to comply with the provisions of Sections 8.1 and 6.2(c) of the Partnership Agreement.

7.   GENERAL.

     7.1. Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns and the heirs and legal representatives of any individual party hereto.

     7.2. Amendment. This Agreement may be modified or amended only by a written instrument executed by the FRES Participants, the American Participants and the Transferees.

     7.3. Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

     7.4. Expenses. Whether or not the transactions contemplated hereby are consummated, the FRES Participants, on the one hand, and the American Participants and the Transferees, on the other hand, will pay the fees and expenses of their respective agents, representatives, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby and no such expenses will be borne by the Partnership.

     7.5. Notices. All notices, demands or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including telex, telecopy or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address (evidenced in the case of a telex by receipt of the correct answerback) or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

     If to any American Participant or Transferee, addressed to it:

     c/o American Medical Response, Inc.
     2821 South Parker Road, Suite 1000
     Aurora, Colorado  80014
     Attention: General Counsel

     with a copy to:

     Ropes & Gray
     One International Place
     Boston, Massachusetts  02110-2624
     Attention: Ann L. Milner, Esq.

     If to any FRES Participant, addressed to him or it at:

     141 Waterman Avenue
     Mount Dora, Florida 32757

     with a copy to:

     Cox & Smith
     112 East Pecan Street
     Suite 1800
     San Antonio, Texas 78205
     Attention: Steven A. Elder, Esq.

     7.6. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida.

     7.7. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     7.8. No Third-Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person who or which is not a party hereto (or a permitted assign or successor to such party) other than persons entitled to indemnification under Section 5.

     7.9. Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     7.10. Time of the Essence. Time is of the essence with respect to this Agreement.

     7.11. Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute or breach of any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which they may be entitled.

     7.12. Venue. Each party submits to the jurisdiction of any state or federal court sitting in the State of Florida, in any action or proceeding for the enforcement of this Agreement or relating to an alleged dispute or breach of any of the provisions of this Agreement and agrees not to bring any action or proceeding for the enforcement of this Agreement or relating to an alleged dispute or breach of any of the provisions of this Agreement in any other state or federal court other than a state or federal court sitting in Orange County, Florida; provided, however, that any party may bring any such action or proceeding in any state or federal court sitting in the State of Florida if such action may not be brought in or properly heard by a state or federal court sitting in Orange County, Florida. Each party waives to the extent not prohibited by applicable law in any such action or proceeding brought in any of the above-named courts any claim that it is not subject personally to the jurisdiction of such court, that the suit or proceeding is brought in an inconvenient forum or that the venue of such proceeding is improper. Each party consents to service of process in any such proceeding in any manner permitted by the laws of the State of Florida and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 7.5 is reasonably calculated to give actual notice.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 [ADD NAMES AND SIGNATURE LINES FOR THE PARTIES]

                                LIST OF SCHEDULES

Schedule No.   Description
------------   -----------
Schedule 3     Exceptions

                                                                       EXHIBIT F

                           FORM OF OPINION OF COUNSEL

     (a) each Transaction Document has been duly authorized; executed and delivered by each FRES Participant and constitutes the legal, valid and binding obligation of each of them enforceable against each of them in accordance with its terms subject to (i) bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance, arrangement and other similar laws relating to or affecting the rights and remedies of creditors and (ii) general principals of equity, regardless of whether applied in proceedings in equity or at law;

     (b) to such counsel's knowledge, after due inquiry and investigation, there is no governmental action or proceeding and no litigation pending against any FRES Participant or the Partnership which places in question the validity or enforceability, or seeks to enjoin performance, of any Transaction Document or the transactions contemplated thereby;

     (c) all actions and proceedings required by law to be taken by each FRES Participant, and if applicable, its boards of directors or similar governing body and stockholders or partners or other equity owners in order to give effect to the transactions contemplated by the Transaction Documents have been duly and validly taken;

     (d) no notice to, consent, authorization, approval or order of any court or governmental agency or body or of any other third party is required in connection with the execution and delivery of any Transaction Document by any FRES Participant or the consummation by any of them of any transaction contemplated thereby or the continuation of the business of the Partnership after giving effect thereto, except as have already been given, filed or obtained; and

     (e) the execution of the Transaction Documents and the performance of the obligations thereunder will not violate or result in a breach or constitute a default under any of the terms or provisions of the articles of incorporation or by-laws or the certificate of limited partnership or partnership agreement or similar governing instrument of any FRES Participant of or of any lease; license, permit, agreement or any other instrument known to such counsel to which any FRES Participant or the Partnership is a party or by which any of them or their assets is bound or subject or violate any law, order, rule or regulation applicable to any FRES Participant or the Partnership or by which any FRES Participant or the Partnership or any of their respective assets is bound or subject.

                                  SCHEDULE 3.1

                  CAPITAL CONTRIBUTIONS AND OWNERSHIP INTERESTS

                                                                      Initial Gross Asset   Percentage
                                    Description of Capital            Value of Capital      Ownership Interest
Name and Address of Partners        Contribution                      Contribution          in Partnership
---------------------------------   -------------------------------   -------------------   ------------------
GENERAL PARTNER:
FLORIDA EMERGENCY PARTNERS, INC.    CASH                                  $   120,000                1.0%
141 Waterman Avenue
Mount Dora, FL  32757

LIMITED PARTNERS:                                                         $ 6,000,000               49.9%
AMERICAN MEDICAL RESPONSE           CERTAIN OPERATING ASSETS
MANAGEMENT, INC.                    INCLUDING INTANGIBLES, LESS THE
2821 South Parke Road               ASSUMPTION OF CERTAIN
Aurora, Colorado 80014              LIABILITIES OF FRES*

DOLPHIN LEASING, LTD. ("Dolphin")   CERTAIN OPERATING ASSETS              $ 5,880,000               49.1%
141 Waterman Avenue                 INCLUDING INTANGIBLES, LESS THE
Mount Dora, FL 32757                ASSUMPTION OF CERTAIN
                                    LIABILITIES OF DOLPHIN*
TOTAL                                                                     $12,000,000              100.0%

* The description of the capital of American Medical Response Management, Inc. ("AMRM") reflects the initial capital contribution of Florida Regional Emergency Services, Inc., from whom AMRM purchased its interest in the Partnership. For a more complete description of initial capital contributions, see the Contribution and Sale Agreement to be entered into by and among American Medical Response, Inc., a Delaware corporation, AMRM, the Partnership, Florida Regional Emergency Services, Inc., a Florida corporation, Dolphin Leasing, Ltd., a Texas limited partnership, Florida Emergency Partners, Inc., a Texas corporation, Zebulon Osborne, Seth Ellis, William Compton, and Regional Emergency Services, Inc., a limited partnership organized under the laws of the State of Delaware. The capital accounts reflect the balance as if the transactions contemplated by the Contribution and Sale Agreement had occurred on June 30, 1996.

                                  Schedule 5.1

Positions

Vice President, Finance and Reimbursement Vice President, Western Operations Director, Staff Development
Regional Director
Vice President, Financial Operations
Vice President, Human Resources
Vice President, Operations/Support
Director, Business Office
Director, Fleet Services

                                Schedule 8.2 (b)

NAME                        TITLE
----                        -----
David J. Beckman            Vice President, Finance and Reimbursement
Russell Estes               Vice President, Western Operations
Edward R. (Buddy) Jones     Director, Staff Development
David W. Jordan             Regional Director
Brenda K. Mulholland        Vice President, Financial Operations
Karen A. Mulligan           Vice President, Human Resources
Laurence M. O'Shaughnessy   Vice President, Operations/Support
Randal N. Palmer            Director, Business Office
Greg Edmisten               Director, Fleet Services